As filed with the Securities and Exchange Commission on March 19, 2013

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SAUL CENTERS, INC.

(Exact name of registrant as specified in its charter)

Maryland	52-1833074
(State or other jurisdiction	(I.R.S. Employer
of incorporation)	Identification Number)

7501 Wisconsin Avenue, Suite 1500 Bethesda, Maryland 20814 (301) 986-6200	Scott V. Schneider Senior Vice President, Chief Financial Officer Saul Centers, Inc. 7501 Wisconsin Avenue, Suite 1500 Bethesda, Maryland 20814 (301) 986-6200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Jeffrey B. Grill, Esq.

Pillsbury Winthrop Shaw Pittman LLP

2300 N Street, N.W.

Washington, D.C. 20037

(202) 663-8000

Approximate date the registrant proposes to begin selling securities to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, par value $0.01 per share	2,000,000 shares	$42.61	$85,220,000	$11,624.01

(1)	Plus such additional number of shares as may be required in the event of a share dividend, reverse share split, split-up, recapitalization or other similar event. Pursuant to Rule 429 under the Securities Act of 1933, as amended.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low reported sales prices for the registrant’s common stock, as reported on The New York Stock Exchange on March 18, 2013.

PROSPECTUS

Saul Centers, Inc.

7501 Wisconsin Avenue, Suite 1500

Bethesda, Maryland 20814-6522

(301) 986-6200

Dividend Reinvestment and Stock Purchase Plan

2,000,000 Shares of Common Stock, $.01 Par Value Per Share

HOW TO ENROLL

•

If you are a holder of shares of common stock of Saul Centers, Inc., which we refer to as the Company, or a holder of limited partnership interests, which we refer to as partnership interests, in Saul Holdings Limited Partnership, which we refer to as the Partnership, and you wish to enroll in the Company’s Dividend Reinvestment and Stock Purchase Plan, complete and return the enclosed authorization form or call Continental Stock Transfer & Trust Company at (800) 509-5586 (ext. 525) for information.

The authorization form is also available on our web site, www.SaulCenters.com, at the Dividend Reinvestment and Stock Purchase Plan section of the shareholder information page.

•	For more details, see page 6 of this Prospectus, Description of the Plan.

HIGHLIGHTS OF THE PLAN

•

The plan provides a simple and convenient method to have dividends on all or a portion of your shares of common stock, or distributions on all or a portion of your partnership interests, automatically reinvested in shares of common stock.

•

The shares of common stock and partnership interests purchased under the plan will be purchased at a discount (currently 3%) from the market price of the shares of common stock on the New York Stock Exchange, which we refer to as the NYSE. (See the response to question 14 – What is the price of the common stock that will be purchased under the plan? on page 12).

•	You are not required to pay brokerage commissions or other expenses in connection with the purchase of shares of common stock under the plan.

•

The plan permits fractional and whole shares of common stock to be purchased with the dividends and partnership distributions, and dividends on all whole or fractional shares of common stock credited to participants’ accounts are automatically reinvested in additional whole or fractional shares of common stock.

Shares of our common stock are listed on the NYSE under the symbol “BFS.” On March 18, 2013, the closing sales price of our shares as reported on the NYSE was $42.68 per share.

You should be aware that an investment in our shares involves various risks. Carefully consider the Risk Factors beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 19, 2013.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC. This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. If the SEC’s rules and regulations require that a contract or document be filed as an exhibit to the registration statement, we refer you to the copy of the contract or document filed as an exhibit to the registration statement for a complete description. You should rely only on the information in our prospectus and the documents that are incorporated by reference. We have not authorized anyone else to provide you with different information. We are not offering these securities in any state where the offer is prohibited by law. You should not assume that the information in our prospectus or any incorporated document is accurate as of any date other than the date of the document.

References to “we,” “us” or “our” refer to Saul Centers, Inc. and its directly or indirectly owned subsidiaries, unless the context otherwise requires.

SUMMARY OF THE PLAN

The following summary of our plan may omit information that may be important to you. You should carefully read the entire text of the plan contained in this prospectus before you decide to participate in the plan.

Participation:	Participation in the plan allows you to purchase our common stock at a discount from the market price of the stock.

Enrollment:	You can participate in the plan if you currently own our common stock or a limited partnership interest by submitting a completed authorization form to the plan administrator, Continental Stock Transfer & Trust Company. You may obtain an authorization form from the plan administrator or the Company’s web site, www.SaulCenters.com, at the Dividend Reinvestment and Stock Purchase Plan section of the shareholder information page. You may participate directly in the plan only if you hold common stock in your own name. If you hold shares through a brokerage or other custodial account, you may arrange to have your broker or other custodian participate on your behalf.

Reinvestment of Dividends and Partnership Distributions:	You can reinvest your cash dividends or partnership distributions on some or all of your common stock or partnership interests. You will be able to purchase additional shares of common stock by reinvesting your dividends or partnership distributions at a discount (currently 3%) and without paying fees. Stock purchased under the plan will be purchased on the “investment date” in each quarter. The investment date for stock purchased pursuant to dividend reinvestments generally will be the quarterly dividend payment date declared by our Board of Directors. To commence dividend reinvestments for any particular quarterly dividend, the plan administrator must receive a completed authorization form at least three business days before the record date for such quarterly dividend. We may offer a discount of up to 5% of the average of the high and low prices of the common stock on the applicable investment date. If you are a participant in the plan, you will be provided with at least 30 days’ prior written notice of any change in this discount. As a result of the Emergency Economic Stabilization Act of 2008, the plan administrator will now report cost basis to both the participants in the plan and the Internal Revenue Service, or the IRS. The common reporting method applicable to dividend reinvestment plans is the average basis method. In order to use this method, the plan requires shareholders to reinvest a minimum of 10% of their dividend each scheduled disbursement date. If your account falls under the 10% mandatory threshold, you will be sent a notification outlining your alternatives for dividend reinvestment.

Source of Shares:	Shares purchased under the plan will be the Company’s newly issued common stock.

Purchase Price:	The purchase price of common stock under the plan will be at a discount from the average of the high and low prices of common stock on the NYSE (Consolidated Tape Transactions) on the investment date. The discount, which will be the same regardless of whether stock is purchased using reinvested dividends or partnership distributions, is currently 3%. If no trading in the common stock occurs on the NYSE on the relevant investment date, the purchase price of such common stock will be determined by the Board of Directors of the Company on the basis of such market quotations as it deems appropriate. We may offer a discount of up to 5% of the average of the high and low prices on the applicable investment date. If you are a participant in the plan, you will be provided with at least 30 days’ prior written notice of any change in this discount.

Tracking Your Investment:	You will receive periodic statements of the transactions made in your plan account. These statements will provide you with details of the transactions and will indicate the share balance in your plan account.

Administration and Plan Administrator:

Continental Stock Transfer & Trust Company initially will serve as the plan administrator. You should send all correspondence with the plan administrator to:

Continental Stock Transfer & Trust Company

Attention:   Saul Centers, Inc. Dividend Reinvestment and Stock

                    Purchase Plan

17 Battery Place

New York, NY 10004

Please mention Saul Centers, Inc. and this plan in all correspondence. In addition, you may call the plan administrator at 800-509-5586.

THE COMPANY

Saul Centers, Inc., or the Company, is incorporated under the laws of Maryland and operates as a real estate investment trust, or a REIT, under the Internal Revenue Code of 1986, as amended, or the Code. The Company conducts all of its activities through subsidiaries and limited partnerships of which the Company or one of its subsidiaries is the sole general partner. Our primary business is the ownership, operation, management, leasing, acquisition, development and financing of community and neighborhood shopping centers and office properties, primarily in the Washington, D.C./Baltimore metropolitan area. As of December 31, 2012, the Company operated and managed a real estate portfolio of 50 shopping center properties, seven mixed-use properties which are comprised of office, retail and multi-family residential uses, and two (non-operating) development properties. For further information about the operation of these properties and the Company, see our most recent Annual Report on Form 10-K and Quarterly Reports on Forms 10-Q, incorporated by reference elsewhere in this prospectus. We have elected to be taxed as a REIT for federal income tax purposes commencing with our taxable period ended December 31, 1993, and we intend to continue operating so as to qualify as a REIT.

RISK FACTORS

Our prospectus, including our documents incorporated herein by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Also, documents that we subsequently file with the SEC and are incorporated herein by reference will contain forward-looking statements. When we refer to forward-looking statements or information, sometimes we use words such as “may,” “will,” “could,” “should,” “plans,” “intends,” “expects,” “believes,” “estimates,” “anticipates” and “continues.” In particular, the risk factors included or incorporated by reference in our prospectus describe forward-looking information. The risk factors are not all inclusive, particularly with respect to possible future events. Other parts of, or documents incorporated by reference into, our prospectus may also describe forward-looking information. Many things can happen that can cause our actual results to be very different than those described. These factors include, but are not limited to:

•	challenging domestic and global credit markets and their effect on discretionary spending;

•	risks that our tenants will not pay rent;

•	risks related to our reliance on shopping center “anchor” tenants and other significant tenants;

•

risks related to our substantial relationships with entities controlled by B. Francis Saul II, our Chairman and Chief Executive Officer, and his family members, which we refer to as The Saul Organization;

•

risks of financing, such as increases in interest rates, restrictions imposed by our debt, our ability to meet existing financial covenants and our ability to consummate planned and additional financings on acceptable terms;

•	risks related to our development activities;

•	risks that our growth will be limited if we cannot obtain additional capital;

•	risks that planned and additional acquisitions or redevelopments may not be consummated, or if they are consummated, that they will not perform as expected;

•

risks generally incident to the ownership of real property, including adverse changes in economic conditions, changes in the investment climate for real estate, changes in real estate taxes and other operating expenses, adverse changes in governmental rules and fiscal policies, the relative illiquidity of real estate and environmental risks;

•

risks related to the Company’s status as a REIT for federal income tax purposes, such as the existence of complex regulations relating to the Company’s status as a REIT, the effect of future changes in REIT requirements as a result of new legislation and the adverse consequences of the failure to qualify as a REIT; and

•	other risks described in the section captioned “Risk Factors” beginning on page 14 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Given these uncertainties, readers are cautioned not to place undue reliance on these forward-looking statements. We also make no promise to update any of the forward-looking statements, or to publicly release the results if we revise any of them. You should carefully review these risks and the risk factors incorporated by reference into this prospectus, as well as the other information in this prospectus or referred to in this prospectus, before buying our common stock.

USE OF PROCEEDS

We intend to use the net proceeds from our sale of common stock that the purchased under the plan for repayment of debt, acquisition of additional properties, development of new properties, redevelopment of existing properties, redemption of any preferred stock or depositary shares then outstanding, and working capital and general corporate purposes. We cannot estimate either the number of shares of common stock or the prices of the shares that we will sell in connection with the plan.

DESCRIPTION OF THE PLAN

The Dividend Reinvestment and Stock Purchase Plan of the Company provides holders of record of our common stock and the holders of partnership interests in the Partnership with a simple and convenient method of investing in additional shares of common stock at a discount from market price (currently 3%) without payment of any brokerage commission, service charges or other expenses.

Participants in the plan may have cash dividends on some or all of the common stock owned by them automatically invested in additional shares of common stock, and some or all of the cash distributions received on a partnership interest automatically invested in shares of common stock.

Under the plan, Continental Stock Transfer & Trust Company, or any successor bank, trust company or other entity as may from time to time be designated by the Company, whom we refer to as the plan administrator, will receive newly issued common stock from the Company. The purchase price of common stock will be at a discount (currently 3%) from the average of the high and low prices on the NYSE (Consolidated Tape Transactions) for the common stock on the investment date. The investment dates will coincide with the quarterly dividend payment dates on the common stock. The Company will receive the proceeds of the sale of newly issued common stock.

The following questions and answers explain and constitute the plan of the Company.

Purpose and Participation

1.	What is the purpose of the plan?

The purpose of the plan is to provide holders of record of the Company’s common stock, whom we refer to as stockholders, and holders of record of a partnership interest in the Partnership, whom we refer to as limited partners, with a simple and convenient method of investing in shares of common stock at a discount from market price (currently 3%) without payment of any brokerage commission, service charges or other expenses.

The plan is primarily intended for the benefit of long-term investors, and not for the benefit of individuals or institutions which engage in short-term trading activities that could cause aberrations in the overall trading volume of our common stock. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the market price for shares of common stock acquired under the plan. These transactions may cause fluctuations in the trading volume of our common stock. We reserve the right to modify, suspend or terminate participation in this plan by otherwise eligible holders of shares of common stock in order to eliminate practices which are not consistent with the purposes of the plan.

2.	How may eligible stockholders and limited partners purchase common stock under the plan?

Stockholders and limited partners may elect to have all, a portion or none of their cash dividends paid on their common stock or distributions on their partnership interests automatically reinvested in common stock. Cash dividends are paid on common stock when and as declared by our Board of Directors, generally on a quarterly basis. Subject to the availability of common stock registered for issuance under the plan, there is no limitation on the amount of dividends you may reinvest.

Advantages and Disadvantages

3.	What are the advantages and disadvantages of the plan?

Before deciding whether to participate in the plan, you should consider the following advantages and disadvantages of the plan.

Advantages.

•

You have the opportunity to reinvest all or a portion of cash dividends paid on all or a portion of your shares of common stock or distributions paid on all or a portion of your partnership interest in shares of common stock at a discount (currently 3%) from the average of the high and low prices of the shares on the investment date.

•	You are not required to pay brokerage commissions or other expenses in connection with the purchase of shares of common stock under the plan.

•

The plan permits whole and fractional shares of common stock to be purchased with the dividends and partnership distributions. Dividends on all whole or fractional shares of common stock credited to participants’ accounts are automatically reinvested in additional whole or fractional shares of common stock.

•

By participating in the plan, you avoid the necessity of safekeeping certificates representing the shares of common stock credited to your account, and thus, have increased protection against loss, theft or destruction of such certificates.

•	Share certificates may be deposited for safekeeping as more fully explained in the answer to Question 20.

•	A regular statement for each account will provide a participant with a record of each transaction.

•	At any time you may direct the plan administrator to sell or transfer all or a portion of the shares of common stock held in your account.

Disadvantages.

•	You may not know the actual number of shares of common stock purchased until after the investment date.

•

For stockholders, your participation in the plan will result in you being treated, for federal income tax purposes, as having received a distribution equal to the market price (and not the purchase price, as discounted) of the common stock received under the plan on the date the shares are acquired from us. Distributions will be taxable as dividends to the extent of our earnings and profits and may give rise to a liability for the payment of income tax without providing you with the immediate cash to pay the tax when it becomes due.

•

There is no clear legal authority regarding the income tax treatment of a limited partner in the Partnership who invests cash distributions from the Partnership in shares of common stock of another entity (such as the Company). Therefore, the treatment described above for shareholders may vary for limited partners.

•

Resales of shares of common stock credited to your account may involve a nominal fee per transaction to be deducted from the proceeds of the sale by the plan administrator (if you request the plan administrator to make such resale), plus any brokerage commission and any applicable stock transfer taxes on the resales.

•

Sales of common stock credited to your plan account may take up to one week, or longer because sale orders will not be processed during the period between a record date for a dividend and the related dividend payment date.

•	You cannot pledge the shares of common stock deposited in your account until the shares are withdrawn from the plan.

Administration

4.	Who administers the plan?

Continental Stock Transfer & Trust Company, as plan administrator for the participants, administers the plan, keeps records, sends statements of account to participants and performs other duties relating to the plan. All costs of administering the plan are paid by the Company. Common stock purchased under the plan is issued in the name of the plan administrator or its nominee, as agent for the participants in the plan. As record holder of the common stock held in participants’ accounts under the plan, on the dividend record date the plan administrator will receive whole and fractional shares of common stock from the Company representing reinvested dividends on all common stock held by it and will credit such shares to the participants’ accounts.

The following address and telephone number may be used to obtain information about the plan:

Continental Stock Transfer & Trust Company

Attention: Saul Centers, Inc. Dividend Reinvestment and Stock

Purchase Plan

17 Battery Place

New York, NY 10004

Phone: (800) 509-5586

If you are already a participant, be sure to include your account number(s) and include a reference to Saul Centers, Inc. in any correspondence.

Internet services of the plan:

You can obtain information about your account over the Internet. To gain access, you will be required to use a security code which will be sent to you by mail. You may also request your security code by calling (212) 509-4000.

Messages forwarded on the Internet will be responded to promptly. The Continental Stock Transfer & Trust Company Internet address is www.ContinentalStock.com. Continental’s e-mail address is CSTmail@ContinentalStock.com.

Eligibility

5.	Who is eligible to become a participant?

Any holder of record of common stock and any holder of record of a partnership interest is eligible to become a participant in the plan. Existing stockholders are either “record owners” or “beneficial owners,” while all existing limited partners are “record owners.” You are a record owner if you own common stock or partnership interests in your own name. You are a beneficial owner if you own common stock that is registered in a name other than your own name (for example, the shares are held in the name of a broker, bank or other nominee). A record owner may participate directly in the plan. If you are a beneficial owner, however, you will either have to become a record owner by having one or more shares transferred into your name or coordinate your participation through the broker, bank or other nominee in whose name your shares are held.

6.	Are there any limitations on who is eligible to become a participant other than those described above?

Foreign Law Restrictions. If you are a citizen or resident of a country other than the United States, its territories and possessions, you should make certain that your participation does not violate local laws governing such things as taxes, currency and exchange controls, stock registration, and foreign investments.

REIT Qualification Restrictions. In order to maintain our qualification as a REIT, not more than 50% in value of our outstanding equity securities may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). Our Articles of Incorporation restrict beneficial and constructive ownership of more than 2.5% in value of the issued and outstanding equity securities by any single stockholder with the exception of certain members of The Saul Organization. These members of The Saul Organization are restricted to beneficial and constructive ownership to 39.9% in value of the issued and outstanding equity securities. The Board of Directors has waived, and may waive in the future, the ownership limit for stockholders if it is satisfied, based upon the receipt of a ruling from the Internal Revenue Service, opinion of tax counsel or other evidence satisfactory to the Board of Directors, that ownership in excess of this limit will not jeopardize our status as a REIT. We may terminate, by written notice at any time, any participant’s individual participation in the plan if such participation would be in violation of the restrictions contained in our Articles of Incorporation. A purported transfer of shares to a person who, as a result of the transfer, would violate the ownership limit will be void. Shares acquired in violation of the ownership limit may be redeemed by us for the lesser of the price paid or the average closing price of the common stock for the 10 trading days preceding redemption. We reserve the right to invalidate any purchases made under the plan that we determine, in our sole discretion, may violate the 2.5% ownership limit.

Exclusion from Plan for Short-Term Trading or Other Practices. You should not use the plan to engage in short-term trading activities that could change the normal trading volume of the shares of common stock. If you do engage in short-term trading activities, we may prevent you from participating in the plan. We reserve the right to modify, suspend or terminate participation in the plan, by otherwise eligible holders of shares of common stock or partnership interests, in order to eliminate practices which we determine, in our sole discretion, are not consistent with the purposes or operation of the plan or which may adversely affect the market price of the shares of common stock.

Restrictions at Our Discretion. In addition to the restrictions described above, we reserve the right to prevent you from participating in the plan for any other reason. We have the sole discretion to exclude you from or terminate your participation in the plan.

Participation in the Plan

7.	How does an eligible stockholder or limited partner become a participant?

A holder of record of either common stock or a partnership interest, or both, may elect to become a participant in the plan at any time. If you wish to become a participant, all you need to do is complete an authorization form and mail it to the plan administrator (see Question 4 for the plan administrator’s address). If the common stock or a partnership interest, as the case may be, is registered in more than one name (e.g. joint tenants, trustees, etc.), all registered holders must sign the authorization form. An authorization form is enclosed with this prospectus. Additional authorization forms may be obtained at any time by writing to the plan administrator or by calling the plan administrator at (800) 509-5586. The authorization form is also available on the Company’s web site, www.SaulCenters.com, at the Dividend Reinvestment and Stock Purchase Plan section of the shareholder information page.

8.	What does the Authorization Form provide?

The authorization form appoints the plan administrator as your agent and directs us to issue whole and fractional shares of common stock to the plan administrator, on the applicable record date representing reinvested cash dividends on your common stock and cash distributions on your limited partnership interest, including all whole and fractional shares of common stock that are subsequently credited to your plan account. Any remaining cash dividends or distributions not enrolled in the plan will be paid directly to you.

By signing an authorization form, a stockholder or limited partner may become a participant, and by checking the appropriate boxes on the authorization form the stockholder or limited partner may choose among the following investment options for that account:

For a stockholder:

•	To reinvest automatically all of the cash dividends on all shares of common stock registered in the participant’s name in shares of common stock (“Full Dividend Reinvestment”); or

•	To reinvest automatically all of the cash dividends on some of the shares of common stock registered in the participant’s name in shares of common stock (“Partial Dividend Reinvestment”).

For a limited partner:

•	To invest automatically all of the cash distributions on the partnership interest registered in the participant’s name in shares of common stock (“Full Distribution Investment”); or

•	To invest automatically some of the cash distributions on the partnership interest registered in the participant’s name in shares of common stock (“Partial Distribution Investment”).

A participant may change his or her election by completing and signing a new authorization form and returning it to the plan administrator (see Question 4 for the plan administrator’s address). Any change of election concerning the reinvestment of dividends or partnership distributions must be received by the plan administrator at least three business days prior to the record date for a dividend payment date (see Question 11) in order for the change to become effective with that payment. If a participant returns a properly executed authorization form to the plan administrator without electing an investment option, the participant will be enrolled as having selected the “Full Dividend Reinvestment” and/or the “Full Distribution Investment” option(s), depending on whether the participant holds common stock or a partnership interest. In addition, a participant that holds both common stock and a partnership interest may make different elections with respect to each. As a result of the Emergency Economic Stabilization Act of 2008, the plan administrator will now report cost basis to both the participants in the plan and the Internal Revenue Service, or the IRS. The common reporting method applicable to dividend reinvestment plans is the average basis method. In order to use this method, the plan requires shareholders to reinvest a minimum of 10% of their dividend each scheduled disbursement date.

Regardless of which method of participation is selected, all cash dividends paid on whole or fractional shares of common stock credited to your plan account will be reinvested automatically.

9.	When may an eligible stockholder or limited partner join the plan?

An eligible stockholder or limited partner may sign and return an authorization form to join the plan at any time. If the properly completed authorization form specifying “Full Dividend Reinvestment” or “Full Distribution Investment”, as the case may be, or “Partial Dividend Reinvestment” or “Partial Distribution Investment,” as the case may be, is received by the plan administrator at least three business days prior to the record date established for a particular dividend or distribution, reinvestment will begin with that dividend or distribution. If the authorization form is received less than three business days prior to the record date established for a particular dividend or distribution, that dividend or distribution will be paid in cash, and participation in the plan for the reinvestment of dividends or investment of partnership distributions, as the case may be, will not commence until the dividend payment date following the next record date established for a particular dividend or distribution.

Once you enroll in the plan, you will remain enrolled in the plan until you withdraw from the plan, we terminate your participation in the plan or we terminate the plan.

10.	May I reinvest less than the full amount of my dividends or partnership distributions?

By selecting the “Partial Dividend Reinvestment” or “Partial Distribution Investment” option, as the case may be, on your authorization form, you may direct the plan administrator to reinvest the dividends attributable to a lesser number of shares of common stock than the full number of shares you hold, or to invest a lesser amount of the cash distributions attributable to a partnership interest than the full amount attributable to the partnership interest you hold. Cash distributions will continue to be paid to you on the remaining shares of common stock or on the remaining distribution attributable to your partnership interest, as the case may be. As a result of the Emergency Economic Stabilization Act of 2008, the plan administrator will now report cost basis to both the participants in the plan and the IRS. The common reporting method applicable to dividend reinvestment plans is the average basis method. In order to use this method, the plan requires shareholders to reinvest a minimum of 10% of their dividend each scheduled disbursement date. If your account falls under the 10% mandatory threshold, you will be sent a notification outlining your alternatives for dividend reinvestment.

11.	How and when can I change the amount of dividends to be reinvested or partnership distributions to be invested?

You may change the dividend reinvestment or partnership distribution investment option at any time by submitting a newly executed authorization form to the plan administrator. (See Question 8.) Any change in the number of shares of common stock or the amount of cash distributions in respect of a partnership interest with respect to which the plan administrator is authorized to reinvest cash dividends or partnership distributions must be received by the plan administrator at least three business days prior to the record date for a dividend payment to permit the new amount to apply to that payment or distribution.

Purchases

12.	What is the source of the common stock purchased under the plan?

Common stock purchased for your account under the plan will be authorized but unissued shares of the Company.

13.	When will common stock be purchased for my account?

Purchases of common stock will be made on the investment date; stockholders and limited partners participating in the plan will be deemed to have invested as of the investment date. The investment date coincides with the quarterly dividend payment dates on the common stock, which are declared by our Board of Directors. The dividend record date normally precedes the dividend payment date by approximately two to four weeks. We historically have paid dividends on or about the last business day of each January, April, July and October. We pay dividends when and if declared by the Board of Directors. We cannot assure you that we will declare or pay a dividend in the future, and nothing contained in the plan obligates us to do so. However, the Company intends to continue qualifying as a REIT and must distribute to its stockholders a minimum of 90% of its REIT taxable income (excluding net capital gains to do so). The plan does not represent a guarantee of future dividends.

No interest will be paid on cash dividends pending reinvestment and partnership distributions pending investment under the terms of the plan.

14.	What is the price of the common stock that will be purchased under the plan?

The shares of common stock purchased from the Company under the plan will be purchased at a discount from the average of the high and low prices of common stock on the NYSE (Consolidated Tape Transactions) on the investment date. The discount is currently 3%. If no trading in the common stock occurs on the NYSE on the relevant investment date, the purchase price of such common stock will be determined by the Board of Directors of the Company on the basis of such market quotations as it deems appropriate.

The discount is subject to change from time to time (but will vary only within the range of 0% to 5%) and is also subject to discontinuance at our discretion at any time based on a number of factors, including current market conditions, the level of participation in the plan and our current and projected capital needs. In no event will the discount exceed 5% of the average of the high and low prices of the common stock on the applicable investment date. If you are a participant in the plan, you will be provided with at least 30 days’ prior written notice of any adoption of, or change in, this discount.

15.	How will the number of shares purchased for my account be determined?

The number of shares of common stock to be purchased for your account as of any investment date will be equal to the total dollar amount to be invested for you divided by the applicable purchase price, computed to the fourth decimal place. The total dollar amount to be invested as of any investment date will be the sum of (a) the cash dividends or partnership distributions on all or a part of the common stock or partnership interest registered in your own name, according to the option chosen by you (see Question 8), and (b) the dividends on all common stock (including fractional shares) previously credited to your plan account.

The amount to be invested will be reduced by any amount the Company is required to deduct for federal tax withholding purposes. (See Question 35.)

16.	Will I incur expenses in connection with my participation under the plan?

You will not pay brokerage commissions or service fees to purchase common stock through the plan. We will pay all other costs of administration of the plan. Additionally, if you elect to send certificates for any other of our shares of common stock that you own to the plan administrator for safekeeping, there is no fee for this service. However, if you request that the plan administrator sell all or any portion of your shares, you will incur fees as described under Question 24 below.

Reports to Participants

17.	How will I keep track of my investments?

After an investment is made under the plan for your account, whether by reinvestment of dividends or by investments of partnership distributions, you will be sent a statement which will provide a record of the cost of the common stock purchased for that account, the number of shares of common stock purchased, the date on which the common stock was credited to your account and the total number of shares of common stock in that account. In addition, you will be sent income tax information for reporting dividends paid.

Stock Certificates

18.	Will I receive certificates for common stock purchased under the plan?

Common stock purchased under the plan is registered in the name of the plan administrator or its nominee as agent for the participants in the plan.

No certificates for any number of shares of common stock credited to your plan account will be issued to you unless you submit a written request to the plan administrator. Such requests will be handled by the plan administrator, at no charge, normally within two weeks. Any remaining whole shares of common stock and any fractional shares of common stock will continue to be credited to your account. Certificates for fractional shares will not be issued under any circumstances.

Common stock which is purchased for and credited to your account under the plan may not be pledged, sold or otherwise transferred. If you wish to pledge or transfer such common stock, you must request that a certificate for such shares of common stock first be issued in your name.

19.	What is the effect on my account if I request a certificate for whole shares of common stock held in the account?

If you maintain an account for reinvestment of dividends, all dividends on the shares of common stock for which a certificate is requested will continue to be reinvested under the plan until you file a new authorization form changing your investment election.

20.	May common stock held in certificate form be deposited in my account?

You may deposit with the plan administrator any certificates for shares of our common stock now or hereafter registered in your name for safekeeping under the plan. There is no charge for this custodial service and, by making the deposit, you will be relieved of the responsibility for loss, theft or destruction of the certificate.

Certificates sent to the plan administrator should not be endorsed. If you elect to deposit certificates with the plan administrator for safekeeping, the plan administrator recommends that you send those certificates by insured mail. The plan administrator will promptly send you a statement confirming each deposit of certificates.

Certificates mailed should be insured for possible mail loss for 2% of the current market value (minimum insurance of $30.00, plus $50.00 processing fee) representing your replacement cost if the certificates are lost.

All dividends on any common stock evidenced by certificates deposited in accordance with the plan will automatically be reinvested. The plan administrator will credit the shares represented by the certificates to your account in “book-entry” form and will combine the shares with any whole and fractional shares then held in your account. In addition to protecting against the loss, theft or destruction of your certificates, this service is convenient if and when you sell shares of common stock through the plan.

Withdrawal from the Plan

21.	May I withdraw from the plan?

Yes, by writing to the plan administrator using the address found at Question 4.

22.	What happens when I terminate my account?

If your notice of termination is received by the plan administrator at least three business days prior to the record date for the next dividend payment date, reinvestment of dividends or the investment of partnership distributions, as the case may be, will cease as of the date the notice of termination is received by the plan administrator. If the notice of termination is received later than three business days prior to the record date for a dividend payment date, the termination will not become effective until after the investment of any dividends or partnership distributions to be invested as of that dividend payment date. When terminating an account, you may request that a stock certificate be issued for all whole shares of common stock held in the account. As soon as practicable after notice of termination is received, the plan administrator will send to you (a) a certificate for all whole shares of common stock held in the account and (b) a check representing the value of any fractional share of common stock held in the account. After an account is terminated, all dividends for the terminated account will be paid to you unless you re-elect to participate in the plan.

When terminating an account, you may request that all shares of common stock, both full and fractional, certified to the plan account be sold or that certain of the common stock shares be sold and a certificate be issued for the remaining common stock. The plan administrator will remit to the participant the net proceeds of any sale. (See Question 24.)

23.	When may a stockholder or limited partner re-elect to participate in the plan?

Generally, a stockholder of record or a limited partner of record may re-elect to participate at any time. However, the plan administrator reserves the right to reject any authorization form on the grounds of excessive joining and withdrawing. Such reservation is intended to minimize unnecessary administrative expenses and to encourage use of the plan as a long-term stockholder and limited partner investment service.

Sale of Common Stock

24.	May I request that common stock held in my account be sold?

Yes, you may request that all or any part of the common stock held in your account be sold either when an account is being terminated (see Question 22) or without terminating the account. However, a fractional share of common stock will not be sold unless all whole shares of common stock held in the account are sold. If all shares of common stock (including any fractional share) held in your account are sold, the account will automatically be terminated, and you will have to complete and file a new authorization form (see Questions 7 through 11) in order to participate again in the plan.

The plan administrator will process sale orders on the Friday following the day in which instructions are received. No sale orders will be processed during the period between a record date for a dividend and the related dividend payment date. The plan administrator will deduct a $2.50 service charge and commission of approximately $0.14 per share from the sales proceeds returned to the stockholder.

25.	What happens when I sell or transfer all the shares of common stock registered in my name or the entire partnership interest registered in my name?

Your participation in the plan with respect to such holdings is terminated.

Other Information

26.	What happens if the Company issues a stock dividend or declares a stock split?

In the event of a stock split or a stock dividend payable in common stock, the plan administrator will receive and credit to your account the applicable number of whole and/or fractional shares of common stock based both on the number of shares of common stock held in your account and, with respect to shareholders participating in the plan, the number of shares of common stock registered in your own name as of the record date for the stock dividend or split.

27.	If the Company issues rights to purchase securities to the holders of shares of common stock, how will the rights on shares held in my account be handled?

If the Company has a rights offering in which separately tradable and exercisable rights are issued to registered holders of common stock, the rights attributable to whole shares of common stock held in your account will be transferred to you as promptly as practicable after the rights are issued. Rights attributable to fractional shares of common stock will be reinvested in common stock.

28.	How are the shares of common stock in my account voted at shareholder meetings?

You will receive proxy materials from the Company for common stock registered in the plan administrator’s name under the plan in the same manner as common stock registered in your own name, if any. Common stock credited to your plan account may also be voted in person at the meeting.

30.	What is the responsibility of the Company and the plan administrator under the plan?

We and the plan administrator, in administering the plan, are not liable for any act done in good faith or required by applicable law or for any good faith omission to act, including, without limitation, any claim of liability (a) arising out of failure to terminate a participant’s account upon such participant’s death prior to receipt by the plan administrator of notice in writing of such death, (b) with respect to the prices and times at which common stock is purchased or sold for a participant, or (c) with respect to any fluctuation in market value before or after any purchase or sale of common stock.

We and the plan administrator will not have any duties, responsibilities or liabilities other than those expressly set forth in the plan or as imposed by applicable laws, including federal securities laws. Since the plan administrator has assumed all responsibility for administering the plan, we specifically disclaim any responsibility for any of the plan administrator’s actions or inactions in connection with the administration of the plan. None of our directors, officers, employees or stockholders will have any personal liability under the plan.

We and the plan administrator will be entitled to rely on completed forms and the proof of due authority to participate in the plan, without further responsibility of investigation or inquiry.

The plan administrator may resign as administrator of the plan at any time, in which case we will appoint a successor administrator. In addition, we may replace the plan administrator with a successor administrator at any time.

30.	What are my responsibilities under the plan?

The shares of common stock in your account may revert to the state in which you live in the event that the shares are deemed, under your state’s laws, to have been abandoned by you. For this reason, you should notify the plan administrator promptly in writing of any change of address. The plan administrator will address account statements and other communications to you at the last address of record you provide to the plan administrator.

You will have no right to draw checks or drafts against your account or to instruct the plan administrator with respect to any shares of common stock or cash held by the plan administrator except as expressly provided herein.

31.	May the plan be amended, suspended or terminated?

While we expect to continue the plan indefinitely, we may amend, suspend or terminate the plan at any time, but such action shall have no retroactive effect that would prejudice your interests. To the extent practicable, any such amendment, suspension or termination will be announced to you at least 30 days prior to its effective date.

32.	What happens if the plan is terminated?

You will receive (a) a certificate for all whole shares of common stock held in your account and (b) a check representing the value of any fractional share of common stock held in your account and any uninvested cash dividends or partnership distributions held in the account.

33.	Who interprets and regulates the plan?

We are authorized to issue such interpretations, adopt such regulations and take such action as it may deem reasonably necessary to effectuate the plan. Any action to effectuate the plan taken by us or the plan administrator in the good faith exercise of their respective judgments will be binding on all plan participants.

34.	What law governs the plan?

The terms and conditions of the plan and its operation shall be governed by the laws of the State of Maryland.

35.	What are the federal income tax consequences of participation in the plan?

You should consult your personal tax advisors with specific reference to your own tax situation and potential changes in the applicable law as to all federal, state, local, foreign and other tax matters in connection with the reinvestment of dividends and distributions under the plan, your tax basis and holding period for common stock acquired under the plan and the character, amount and tax treatment of any gain or loss realized on the disposition of common stock. The following is only a brief summary of some of the federal income tax considerations applicable to the plan.

Reinvestment of dividends and distributions. If you participate in the plan, you will be treated for federal income tax purposes as having received, on the investment date, a dividend equal to the sum of (a) the fair market value of any common stock purchased under the plan (including common stock purchased through reinvestment of dividends on shares held in your account) and (b) any cash distributions actually received by you with respect to your shares of common stock not included in the plan. The tax basis of shares of common stock purchased under the plan will be equal to the fair market value of the shares on the investment date. Your holding period for common stock purchased under the plan generally will begin on the date following the date on which the shares of common stock are credited to your account.

Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted tax basis of the stockholder’s shares. To the extent that such distributions exceed the adjusted tax basis of a stockholder’s shares, they will be included in the stockholder’s income as capital gain.

There is no clear legal authority regarding the income tax treatment of a limited partner in the Partnership who invests cash distributions from the Partnership in shares of common stock of another entity (such as the Company) that is a partner in the Partnership. The treatment described above may vary in the case of Limited Partners whose Partnership distributions are being reinvested.

Income Tax Withholding and Administrative Expenses. Withholding requirements generally applicable to distributions from us will apply to all amounts treated as distributions pursuant to the plan. See the discussion below under “Material Federal Income Tax Considerations—Taxation of Taxable U.S. Shareholders—Information Reporting and Backup Withholding,” and “—Taxation of Non-U.S. Shareholders—Information Reporting and Backup Withholding,” as applicable. All withholding amounts will be withheld from distributions before the distributions are reinvested under the plan. Therefore, if a taxable U.S. shareholder is subject to withholding, distributions which would otherwise be available for reinvestment under the plan will be reduced by the withholding amount. If you are a non-U.S. shareholder whose dividends are subject to federal income tax withholding, the appropriate amount will be withheld and the balance in shares of common stock will be credited to your account.

All costs of administering the plan, except for costs related to your voluntary selling of shares of common stock and/or withdrawal from the plan, will be paid by us. Consistent with the conclusion reached by the Internal Revenue Service in a private letter ruling issued to another REIT, we intend to take the position that these costs do not constitute a distribution which is either taxable to you or which would reduce your basis in your shares. However, since the private letter ruling was not issued to us, we have no legal right to rely on its conclusions. Thus, it is possible that the Internal Revenue Service might view your share of the costs as constituting a taxable distribution to you and/or a distribution which reduces the basis in your shares. For this or other reasons, we may in the future take a different position with respect to the costs.

Disposition. You may recognize a gain or loss upon receipt of a cash payment for a fractional share of common stock credited to your account (see Question 22) or when the common stock held in that account is sold at your request (see Question 24). A gain or loss may also be recognized upon your disposition of common stock received from the plan. The amount of any such gain or loss will be the difference between the amount received for the whole or fractional shares of common stock and the tax basis of the common stock. Generally, any gain or loss recognized on the disposition of common stock acquired under the plan will be treated for federal income tax purposes as a capital gain or loss.

Tax Considerations Relating to Taxation of the Company and Ownership of Common Shares. Prospective participants should consult the general discussion under the caption “Material Federal Income Tax Considerations” on page 17 for a summary of federal income tax considerations related to the taxation of the Company as a REIT and the acquisition, ownership, and disposition of our common shares acquired under the plan.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following section summarizes the material federal income tax issues that you may consider relevant relating to our taxation as a REIT under the Code, and the acquisition, ownership, and disposition of the common shares acquired under the plan. Because this section is a summary, it does not address all of the tax issues that may be important to you. For example, the discussion of the tax treatment of our shareholders addresses only common shares held as capital assets. In addition, this section does not address the tax issues that may be important to certain types of shareholders that are subject to special treatment under the federal income tax laws, such as financial institutions, brokers, dealers in securities and commodities, insurance companies, former U.S. citizens or long-term residents, regulated investment companies, real estate investment trusts, tax-exempt organizations (except to the extent discussed in “— Taxation of Tax-Exempt U.S. Shareholders” below), controlled foreign corporations, passive foreign investment companies, persons that acquire shares in connection with employment or other performance of personal services, persons subject to the alternative minimum tax, persons that are partnerships or other pass-through entities, U.S. shareholders whose functional currency is not the U.S. dollar, persons that hold shares as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes, persons that purchase or sell shares as part of a wash sale for tax purposes, or non-U.S. individuals and foreign corporations (except to the extent discussed in “— Taxation of Non-U.S. Shareholders” below). This summary does not address any aspect of state, local or foreign taxation or any U.S. federal tax other than the income tax and, only to the extent specifically provided herein, certain excise taxes potentially applicable to REITs.

This summary is based on the Code, the regulations of the U.S. Department of Treasury (“Treasury”) promulgated thereunder and judicial and administrative rulings now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect.

If a partnership, including an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of our common shares, the treatment of the partnership, and partners in the partnership, will generally depend on the status of the partner and the activities of the partnership. Partnerships holding common shares, and partners in such partnerships, should consult their tax advisors with regard to the U.S. federal income tax treatment of an investment in common shares.

PROSPECTIVE PARTICIPANTS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE COMMON SHARES, OUR ELECTION TO BE TAXED AS A REIT AND THE EFFECT OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of the Company

The statements in this section are based on the current federal income tax laws governing our qualification as a REIT. We cannot assure you that new laws, interpretations of laws or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

We elected to be taxed as a REIT under the federal income tax laws when we filed our 1993 federal tax return. We have operated in a manner intended to qualify as a REIT and we intend to continue to operate in that manner. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

In the opinion of our tax counsel, Pillsbury Winthrop Shaw Pittman LLP, (i) we qualified as a REIT under Sections 856 through 859 of the Code with respect to each of our taxable years ended through December 31, 2012; and (ii) we are organized in conformity with the requirements for qualification as a REIT under the Code and our current method of operation and ownership will enable us to meet the requirements for qualification and taxation as a REIT for the current taxable year and for future taxable years, provided that we have operated and continue to operate in accordance with various assumptions and factual representations made by us concerning our diversity of stock ownership, business, properties and operations. We may not, however, have met or continue to meet such requirements. You should be aware that opinions of counsel are not binding on the Internal Revenue Service (“IRS”) or any court. Our qualification as a REIT depends on our ability to meet, on a continuing basis, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that fall within certain categories, the diversity of the ownership of our shares, and the percentage of our earnings that we distribute. We describe the REIT qualification tests in more detail below. Pillsbury Winthrop Shaw Pittman LLP will not monitor our compliance with the requirements for REIT qualification on an ongoing basis. Accordingly, our actual operating results may not satisfy the qualification tests. Pillsbury Winthrop Shaw Pittman LLP’s opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which would require us to pay an excise or penalty tax (which could be material) in order for us to maintain our REIT qualification. For a discussion of the tax treatment of us and our shareholders if we fail to qualify as a REIT, see “— Requirements for REIT Qualification — Failure to Qualify.”

As a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the “double taxation” (i.e., at both the corporate and shareholder levels) that generally results from owning shares in a subchapter C corporation. However, we will be subject to federal tax in the following circumstances:

•

we will pay federal income tax on taxable income (including net capital gain) that we do not distribute to our shareholders during, or within a specified time period after, the calendar year in which the income is earned;

•	we may be subject to the “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to our shareholders;

•

we will pay income tax at the highest corporate rate on (i) net income from the sale or other disposition of property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business and (ii) other non-qualifying income from foreclosure property;

•

we will pay a 100% tax on net income from certain sales or other dispositions of property (other than foreclosure property) that we hold primarily for sale to customers in the ordinary course of business (“prohibited transactions”);

•	our subsidiaries that are C corporations, including our “taxable REIT subsidiaries,” generally will be required to pay federal corporate income tax on their earnings;

•	we will pay a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis;

•

if we fail to satisfy the 75% gross income test or the 95% gross income test (as described below under “— Requirements for REIT Qualification — Income Tests”), but nonetheless continue to qualify as a REIT because we meet certain other requirements, we will pay a 100% tax on (i) the gross income attributable to the greater of the amount by which we fail, respectively, the 75% or 95% gross income test, multiplied, in either case, by (ii) a fraction intended to reflect our profitability;

•

if we fail, in more than a de minimis fashion, to satisfy one or more of the asset tests for any quarter of a taxable year, but nonetheless continue to qualify as a REIT because we qualify under certain relief provisions, we may be required to pay a tax of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or we otherwise return to compliance with the asset test;

•

if we fail to satisfy one or more of the requirements for REIT qualification (other than the income tests or the asset tests), we nevertheless may avoid termination of our REIT election in such year if the failure is due to reasonable cause and not due to willful neglect, but we would also be required to pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements;

•

if we fail to distribute during a calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, we will pay a nondeductible 4% excise tax on the excess of such required distribution over (A) the amount we actually distributed, plus (B) retained amounts on which corporate-level tax was paid by us;

•

we may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with the rules relating to the composition of a REIT’s shareholders;

•	we may elect to retain and pay income tax on our net long-term capital gain; or

•

if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a merger or other transaction in which we acquire a “carryover” basis in the asset (i.e., basis determined by reference to the C corporation’s basis in the asset (or another asset)) and no election is made for the transaction to be taxable on a current basis, then if we recognize gain on the sale or disposition of such asset during the 10-year period after we acquire such asset, we will pay tax at the highest regular corporate rate applicable on the lesser of (i) the amount of gain that we recognize at the time of the sale or disposition and (ii) the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset.

Requirements for REIT Qualification

To qualify as a REIT, we must meet the following requirements:

1.	we are managed by one or more trustees or directors;

2.	our beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3.	we would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

4.	we are neither a financial institution nor an insurance company subject to certain provisions of the Code;

5.	at least 100 persons are beneficial owners of our shares or ownership certificates;

6.	not more than 50% in value of our outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of any taxable year (the “5/50 Rule”);

7.	we elect to be a REIT (or have made such election for a previous taxable year) and satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

8.	we use a calendar year for federal income tax purposes and comply with the record keeping requirements of the Code and the related regulations of the Treasury; and

9.	we meet certain other qualification tests, described below, regarding the nature of our income and assets and the amount of our distributions to shareholders.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated the 5/50 Rule, we will be deemed to have satisfied the 5/50 Rule for such taxable year. For purposes of determining share ownership under the 5/50 Rule, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under Code Section 401(a), and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of the 5/50 Rule.

We believe we have issued sufficient shares with sufficient diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, our articles of incorporation restrict the ownership and transfer of our shares so that we should continue to satisfy requirements 5 and 6. The provisions of our articles of incorporation restricting the ownership and transfer of our shares are described in “REIT Qualification Restrictions” in Question 6 of this prospectus.

We currently have one direct corporate subsidiary and may have additional corporate subsidiaries in the future. A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A qualified REIT subsidiary is a corporation, all of the capital stock of which is owned by the parent REIT, unless we and the subsidiary have jointly elected to have it treated as a “taxable REIT subsidiary,” in which case it is treated separately from us and will be subject to federal corporate income taxation. Thus, in applying the requirements described herein, any qualified REIT subsidiary of ours will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit. We believe our direct corporate subsidiaries are qualified REIT subsidiaries. Accordingly, our qualified REIT subsidiaries are not subject to federal corporate income taxation, though they may be subject to state and local taxation. We do not currently have any taxable REIT subsidiaries.

An unincorporated domestic entity, such as a partnership or limited liability company, that has a single beneficial owner generally is not treated as an entity separate from its owner for federal income tax purposes. Similar to a qualified REIT subsidiary, all assets, liabilities, and items of income, deduction, and credit of such a disregarded entity are treated as assets, liabilities, and items of income, deduction, and credit of the owner. An unincorporated domestic entity, such as a partnership or a limited liability company, with two or more beneficial owners is generally treated as a partnership for federal income tax purposes. A REIT is treated as owning its proportionate share of the assets of any partnership (which includes any limited liability company treated as a partnership) in which it is a partner and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets and items of income of the Partnership and any other partnership (or limited liability company treated as a partnership) in which we have acquired or will acquire an interest, directly or indirectly (a “Subsidiary Partnership”), are treated as our assets and gross income for purposes of applying the various REIT qualification requirements. Our proportionate share is generally determined, for these purposes, based on our percentage interest in partnership equity capital, subject to special rules relating to the 10% asset test described below.

Income Tests. We must satisfy two gross income tests annually to maintain our qualification as a REIT:

•

At least 75% of our gross income (excluding gross income from prohibited transactions, cancellation of indebtedness, certain real estate liability hedges, and certain foreign currency hedges entered into, and certain recognized real estate foreign exchange gains) for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income (the “75% gross income test”). Qualifying income for purposes of the 75% gross income test includes “rents from real property,” interest on debt secured by mortgages on real property or on interests in real property, gain from the sale of real estate assets, and dividends or other distributions on and gain from the sale of shares in other REITs; and

•

At least 95% of our gross income (excluding gross income from prohibited transactions, cancellation of indebtedness, certain real estate liability hedges, and certain foreign currency hedges entered into, and certain recognized passive foreign exchange gains) for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, dividends, other types of interest, gain from the sale or disposition of stock or securities, or any combination of the foregoing (the “95% gross income test”).

The following paragraphs discuss the specific application of these tests to us.

Rental Income. The Partnership’s primary source of income derives from leasing properties. There are various limitations on whether rent that the Partnership receives from real property that it owns and leases to tenants will qualify as “rents from real property” (which is qualifying income for purposes of the 75% and 95% gross income tests) under the REIT tax rules:

•

If the rent is based, in whole or in part, on the income or profits of any person although, generally, rent may be based on a fixed percentage or percentages of receipts or sales, the rent will not qualify as “rents from real property.” The Partnership has not entered into any lease based in whole or part on the net income of any person and on an ongoing basis will use its best efforts to avoid entering into such arrangements unless, in either instance, we have determined or we determine in our discretion that such arrangements will not jeopardize our status as a REIT;

•

Except in certain limited circumstances involving taxable REIT subsidiaries, if we or someone who owns 10% or more of our shares owns 10% or more of a tenant from whom the Partnership receives rent, the tenant is deemed a “related party tenant,” and the rent paid by the related party tenant will not qualify as “rents from real property.” Our ownership and the ownership of a tenant is determined based on direct, indirect and constructive ownership. The constructive ownership rules generally provide that if 10% or more in value of our shares are owned, directly or indirectly, by or for any person, we are considered as owning the shares owned, directly or indirectly, by or for such person. The applicable attribution rules, however, are highly complex and difficult to apply, and the Partnership may inadvertently enter into leases with tenants who, through application of such rules, will constitute “related party tenants.” In such event, rent paid by the related party tenant will not qualify as “rents from real property,” which may jeopardize our status as a REIT. We believe that the Partnership has not leased property to any related party tenant, except where we have determined in our discretion that the rent received from such related party tenant is not material and will not jeopardize our status as a REIT. On an ongoing basis, we will use our best efforts to ensure the Partnership does not rent any property to a related party tenant (taking into account the applicable constructive ownership rules), unless we determine in our discretion that the rent received from such related party tenant will not jeopardize our status as a REIT;

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In the case of certain rent from a taxable REIT subsidiary which would, but for this exception, be considered rent from a related party tenant, the space leased to the taxable REIT subsidiary must be part of a property at least 90% of which is rented to persons other than taxable REIT subsidiaries and related party tenants, and the amounts of rent paid to us by the taxable REIT subsidiary must be substantially comparable to the rents paid by such other persons for comparable space. If in the future we have any taxable REIT subsidiaries and the Partnership rents space to such subsidiaries, we will use our best efforts to meet these conditions unless we determine in our discretion that the related party rent received from a taxable REIT subsidiary will not jeopardize our status as a REIT;

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If the rent attributable to any personal property leased in connection with a lease of property is more than 15% of the total rent received under the lease, all of the rent attributable to the personal property will fail to qualify as “rents from real property.” In general, the Partnership has not leased a significant amount of personal property under its current leases. If any incidental personal property has been leased, we believe that rent under each lease from the personal property has been no more than 15% of total rent from that lease, and on an ongoing basis we will use our best efforts to avoid having the Partnership lease personal property in connection with a future lease except where rent from the personal property is no more than 15% of total rent from that lease, or unless, in either instance, we have determined or we determine in our discretion that the amount of disqualified rent attributable to the personal property will not jeopardize our status as a REIT; and

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In general, if the Partnership furnishes or renders services to our tenants, other than through a taxable REIT subsidiary or an “independent contractor” who is adequately compensated and from whom it does not derive revenue, the income received from the tenants may not be deemed “rents from real property.” The Partnership may provide services directly, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered to be provided for the tenant’s convenience. In addition, the Partnership may render directly a de minimis amount of “non-customary” services to the tenants of a property without disqualifying the income as “rents from real property,” as long as income from the services does not exceed 1% of the income from the related property. The

Partnership has not provided services to leased properties that have caused rents to be disqualified as rents from real property, and on an ongoing basis in the future, we will use our best efforts to determine in our discretion that any services provided by the Partnership will not cause rents to be disqualified as rents from real property.

Based on, and subject to, the foregoing, we believe that rent from our leases should generally qualify as “rents from real property” for purposes of the 75% and 95% gross income tests, except in amounts that should not jeopardize our status as a REIT. As described above, however, the IRS may assert successfully a contrary position and, therefore, prevent us from qualifying as a REIT.

Interest. For purposes of the gross income tests, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales. If a loan contains a provision that entitles us to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

We may from time to time hold mortgage debt. Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, in the case of acquisition of an existing loan, if the loan is secured by real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date we agreed to acquire the loan, then a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

Dividends. Our share of any dividends received from any corporation (including any taxable REIT subsidiary, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Tax on Income From Property Acquired in Foreclosure. We will be subject to tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualifying income for purposes of the 75% gross income test), less expenses directly connected to the production of such income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. “Foreclosure property” is any real property (including interests in real property) and any personal property incident to such real property:

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that is acquired by a REIT at a foreclosure sale, or having otherwise become the owner or in possession of the property by agreement or process of law, after a default (or imminent default) on a lease of such property or on a debt owed to the REIT secured by the property;

•	for which the related loan was acquired by the REIT at a time when default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where it takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Generally, property acquired as described above ceases to be foreclosure property on the earlier of:

•	the last day of the third taxable year following the taxable year in which the REIT acquired the property (or longer if an extension is granted by the Secretary of the Treasury);

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the first day on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify under the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify under the 75% gross income test;

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the first day on which any construction takes place on such property (other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent); or

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the first day that is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business that is conducted by the REIT (other than through an independent contractor from whom the REIT itself does not derive or receive any income).

Tax on Prohibited Transactions. A REIT will incur a 100% tax on net income (taking into account foreign currency gains and losses) derived from any “prohibited transaction.” A “prohibited transaction” generally is a sale or other disposition of property (other than foreclosure property) that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. The prohibited transaction rules do not apply to property held by a taxable REIT subsidiary of a REIT. We believe that none of our assets (including those held by the Partnership and its subsidiaries) are held for sale to customers and that a sale of any such asset would not be in the ordinary course of its business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset.

The Code provides a safe harbor that, if met by us (including with respect to properties held by the Partnership), allows us to avoid being treated as engaged in a prohibited transaction. In order to meet the safe harbor, (i) we must have held the property for at least 2 years (and, in the case of property which consists of land or improvements not acquired through foreclosure, we must have held the property for 2 years for the production of rental income), (ii) we must not have made aggregate expenditures includible in the basis of the property during the 2-year period preceding the date of sale that exceed 30% of the net selling price of the property, and (iii) during the taxable year the property is disposed of, we must not have made more than 7 property sales or, alternatively, the aggregate adjusted basis or fair market value of all of the properties sold by us during the taxable year must not exceed 10% of the aggregate adjusted basis or 10% of the fair market value, respectively, of all of our assets as of the beginning of the taxable year. If the 7 sale limitation in (iii) above is not satisfied, substantially all of the marketing and development expenditures with respect to the property must be made through an independent contractor from whom we do not derive or receive any income. We believe we have complied with the terms of the safe-harbor provision and we will attempt to comply with the terms of the safe-harbor in the future, except where we determine in our discretion that a particular transaction will avoid prohibited transaction treatment regardless of the safe harbor. We may fail to comply with the safe-harbor provision and may sell or dispose of property that could be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.”

Tax and Deduction Limits on Certain Transactions with Taxable REIT Subsidiaries. A REIT will incur a 100% tax on certain transactions between a REIT and a taxable REIT subsidiary to the extent the transactions are not on an arms-length basis. In addition, under certain circumstances the interest paid by a taxable REIT subsidiary to the REIT may not be deductible by the taxable REIT subsidiary.

Hedging Transactions. Except to the extent provided by Treasury regulations, any income we derive from a hedging transaction (which may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts) which is clearly identified as such as specified in the Code and Treasury regulations, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of either the 75% or 95% gross income test, and therefore will be exempt from these tests, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate assets or is entered into primarily to manage the risk of foreign currency fluctuations with respect to qualifying income under the 75% or 95% gross income test. Income from any hedging transaction not described above will likely be treated as nonqualifying for both the 75% and 95% gross income test.

Like-Kind Exchanges. We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Relief from Consequences of Failing to Meet Income Tests. If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the Code. Those relief provisions generally will be available if our failure to meet such tests is due to reasonable cause and not due to willful neglect, and we file a schedule of the sources of our income in accordance with regulations prescribed by the Treasury. We may not qualify for the relief provisions in all circumstances. In addition, as discussed above in “ — Taxation of the Company,” even if the relief provisions apply, we would incur a 100% tax on gross income to the extent we fail the 75% or 95% gross income test (whichever amount is greater), multiplied by a fraction intended to reflect our profitability.

Asset Tests. To maintain our qualification as a REIT, we also must satisfy the following asset tests at the close of each quarter of each taxable year:

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At least 75% of the value of our total assets must consist of cash or cash items (including certain receivables and money market funds), U.S. government securities, “real estate assets,” or qualifying temporary investments (the “75% asset test”).

•	“Real estate assets” include interests in real property, interests in mortgages on real property and stock in other REITs.

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“Interests in real property” include an interest in mortgage loans or land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold of real property, and an option to acquire real property (or a leasehold of real property).

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Qualifying temporary investments are investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity or long-term (at least five-year) debt offerings.

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For investments not included in the 75% asset test, (A) the value of our interest in any one issuer’s securities (which does not include our equity ownership of other REITs, the Partnership, any taxable REIT subsidiary, or any qualified REIT subsidiary) may not exceed 5% of the value of our total assets (the “5% asset test”), (B) we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities (which does not include our equity ownership in other REITs, the Partnership, any taxable REIT subsidiary, or any qualified REIT subsidiary) (the “10% asset test”), (C) the value of our securities in one or more taxable REIT subsidiaries may not exceed 25% of the value of our total assets, and (D) no more than 25% of the value of our total assets may consist of the securities of taxable REIT subsidiaries and our assets that are not qualifying assets for purposes of the 75% asset test. For purposes of the 10% asset test that relates to value, the following are not treated as securities: (i) loans to individuals and estates, (ii) securities issued by REITs, (iii) accrued obligations to pay rent; (iv) certain debt meeting the definition of “straight debt” if neither we nor a taxable REIT subsidiary that we control hold more than 1% of the issuer’s securities that do not qualify as “straight debt,” and (v) debt issued by a partnership if the partnership meets the 75% gross income test with respect to its own gross income. In addition, solely for purposes of the 10% asset test that relates to value, the determination of our interest in the assets of the Partnership or any other partnership in which we own an interest will be based on our proportionate interest in any securities issued by the partnership, excluding for this purpose certain securities described in the Code.

We intend to select future investments so as to comply with the asset tests.

As described above, we may from time to time hold mortgage debt. Mortgage loans will generally qualify as real estate assets for purposes of the 75% asset test to the extent that they are secured by real property. However, if a loan is secured by real property and other property and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date we agreed to acquire the loan, then a portion of such loan likely will not be a qualifying real estate asset. Under current law, it is not clear how to determine what portion of such a loan will be treated as a real estate asset. Under recently issued guidance, the IRS has stated that it will not challenge a REIT’s treatment of a loan as being, in part, a real estate asset for purposes of the 75% asset test if the REIT treats the loan as being a qualifying real estate asset in an amount equal to the lesser of (i) the fair market value of the real property securing the loan on the date the REIT acquires the loan or (ii) the fair market value of the loan. However, uncertainties exist regarding the application of this guidance, particularly with respect to the proper treatment under the 75% asset test when the loan subsequently increases in value. Thus, no assurance can be provided that the IRS will not challenge our treatment of such loan as a real estate asset. We intend that any investment in mortgage debt will be undertaken in a manner that will enable us to continue to satisfy the asset and gross income test requirements.

If we fail to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT status if (i) we satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If we did not satisfy the condition described in clause (ii) of the preceding sentence, we still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

Relief from Consequences of Failing to Meet Asset Tests. If we fail to satisfy one or more of the asset tests for any quarter of a taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the Code. Those relief provisions are available for failures of the 5% asset test and the 10% asset test if (i) the failure is due to the ownership of assets that do not exceed the lesser of 1% of our total assets or $10 million, and (ii) the failure is corrected or we otherwise return to compliance with the applicable asset test within 6 months following the quarter in which it was discovered. In addition, should we fail to satisfy any of the asset tests other than failures addressed in the previous sentence, we may nevertheless qualify as a REIT for such year if (i) the failure is due to reasonable cause and not due to willful neglect, (ii) we file a schedule with a description of each asset causing the failure in accordance with regulations prescribed by the Treasury, (iii) the failure is corrected or we otherwise return to compliance with the asset tests within 6 months following the quarter in which the failure was discovered, and (iv) we pay a tax consisting of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or we otherwise return to compliance with the asset tests. We may not qualify for the relief provisions in all circumstances.

Distribution Requirements. Each taxable year, we must distribute dividends (other than capital gain dividends and deemed distributions of retained capital gain) to our shareholders in an aggregate amount at least equal to (1) the sum of 90% of (A) our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (B) our net income (after tax), if any, from foreclosure property, minus (2) certain items of non-cash income.

We generally must pay such distributions in the taxable year to which they relate, or in the following taxable year if we (i) declare a dividend in one of the last three months of the calendar year to which the dividend relates which is payable to shareholders of record as determined in one of such months, and pay the distribution during January of the following taxable year, or (ii) declare the distribution before we timely file our federal income tax return for such year and pay the distribution on or before the first regular dividend payment date after such declaration.

We will pay federal income tax at regular corporate rates on taxable income (including net capital gain) that we do not distribute to shareholders. Furthermore, we will incur a 4% nondeductible excise tax if we fail to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain income for such year, and (3) any undistributed taxable income from prior periods. The excise tax is on the excess of such required distribution over the amounts we actually distributed. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “— Taxation of Taxable U.S. Shareholders.” For purposes of the 4% excise tax, we will be treated as having distributed any such retained amount. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

It is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our REIT taxable income. Further, it is possible that, from time to time, we may be allocated a share of partnership net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds, issue preferred shares or additional common shares to raise the cash necessary to make required distributions or, if possible, pay taxable dividends of our stock or debt securities.

We may satisfy the 90% distribution requirement with taxable distributions of our stock or debt securities. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in stock as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for federal income tax purposes. Those rulings may be relied upon only by taxpayers whom they were issued, but we could request a similar ruling from the IRS. In addition, the IRS previously issued a revenue procedure authorizing publicly traded REITs to make elective cash/stock dividends, but that revenue procedure does not apply to our 2013 and future taxable years. Accordingly, it is unclear whether and to what extent we will be able to make taxable dividends payable in cash and stock. We have no current intention to make a taxable dividend payable in our stock

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying deficiency dividends to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Record Keeping Requirements. We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis certain information from our shareholders designed to disclose the actual ownership of our outstanding shares. We have complied, and intend to continue to comply, with such requirements.

Relief from Other Failures of the REIT Qualification Provisions. If we fail to satisfy one or more of the requirements for REIT qualification (other than the income tests or the asset tests), we nevertheless may avoid termination of our REIT election in such year if the failure is due to reasonable cause and not due to willful neglect and we pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements. We may not qualify for this relief provision in all circumstances.

Failure to Qualify. If we fail to qualify as a REIT in any taxable year, and no relief provision applied, we would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders and we would not be required to distribute any amounts to shareholders in such year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. Any such dividends should, however, be “qualified dividend income,” which is taxable at long-term capital gain rates for individual shareholders who satisfy certain holding period requirements. See “— Taxation of Taxable U.S. Shareholders — Current Tax Rates.” Furthermore, subject to certain limitations of the Code, corporate shareholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Shareholders

As used herein, the term “taxable U.S. shareholder” means a taxable beneficial owner of the common shares that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

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a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

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a trust if (A) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has a valid election in effect to be treated as a U.S. person.

Dividends and Other Taxable U.S. Shareholder Distributions. As long as we qualify as a REIT, a taxable U.S. shareholder must take into account distributions on the common shares out of our current or accumulated earnings and profits (and that we do not designate as capital gain dividends or retained long-term capital gain) as ordinary income. Such distributions will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to taxable U.S. shareholders generally will not qualify for the maximum 20% tax rate for “qualified dividend income.”

In determining the extent to which a distribution constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred shares and then to distributions with respect to our common shares. If, for any taxable year, we elect to designate as capital gain dividends any portion of the distributions paid for the year to our shareholders, the portion of the amount so designated (not in excess of our net capital gain for the year) that will be allocable to the holders of each class or series of preferred shares will be the amount so designated, multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid to the holders of such class or series of preferred shares for the year and the denominator of which will be the total dividends paid to the holders of all classes of our shares for the year. The remainder of the designated capital gain dividends will be allocable to holders of our common shares.

A taxable U.S. shareholder will recognize distributions that we designate as capital gain dividends as long-term capital gain (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the taxable U.S. shareholder has held its shares. See “—Capital Gains and Losses” below. Subject to certain limitations, we will designate whether our capital gain dividends are taxable at the usual capital gains rate or at the higher rate applicable to depreciation recapture. A corporate taxable U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a taxable U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The taxable U.S. shareholder would receive a credit or refund for its proportionate share of the tax we paid. The taxable U.S. shareholder would increase the basis in its shares by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A taxable U.S. shareholder will not incur tax on a distribution to the extent it exceeds our current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of the taxable U.S. shareholder’s common shares. Instead, such distribution in excess of earnings and profits will reduce the adjusted basis of such common shares. To the extent a distribution exceeds both our current and accumulated earnings and profits and the taxable U.S. shareholder’s adjusted basis in its common shares, the taxable U.S. shareholder will recognize long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the taxable U.S. shareholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a taxable U.S. shareholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the taxable U.S. shareholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year. We will notify taxable U.S. shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute return of capital, ordinary income or capital gain dividends.

Taxation of Taxable U.S. Shareholders on the Disposition of Our Shares. In general, a taxable U.S. shareholder must treat any gain or loss realized upon a taxable disposition of the common shares (including any fractional shares) as long-term capital gain or loss if the taxable U.S. shareholder has held the shares for more than one year and otherwise as short-term capital gain or loss. A taxable U.S. shareholder will generally realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the taxable U.S. shareholder’s adjusted tax basis. A taxable U.S. shareholder’s adjusted tax basis generally will equal the taxable U.S. shareholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the taxable U.S. shareholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a taxable U.S. shareholder must treat any loss upon a sale or exchange of common shares held by such shareholder for six months or less (after applying certain holding period rules) as a long-term capital loss to the extent of capital gain dividends and other distributions from us that such taxable U.S. shareholder treats as long-term capital gain.

Capital Gains and Losses. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate on ordinary income significantly exceeds the maximum tax rate on long-term capital gain applicable to non-corporate taxpayers. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property” (i.e., depreciable real property) is, to the extent that such gain would have been treated as ordinary income if the property were “Section 1245 property,” higher than the maximum long- term capital gain rate otherwise applicable. With respect to distributions that we designate as capital gain dividends and any retained capital gain that is deemed to be distributed, we may designate (subject to certain limits) whether such a distribution is taxable to our non-corporate shareholders at the lower or higher rate. A taxable U.S. shareholder required to include retained long-term capital gains in income will be deemed to have paid, in the taxable year of the inclusion, its proportionate share of the tax paid by us in respect of such undistributed net capital gains. Taxable U.S. shareholders subject to these rules will be allowed a credit or a refund, as the case may be, for the tax deemed to have been paid by such shareholders. Taxable U.S. shareholders will increase their basis in their shares by the difference between the amount of such includible gains and the tax deemed paid by the taxable U.S. shareholder in respect of such gains. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may generally deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses

Passive Activity and Investment Income Limitations. Distributions from us and gain from the disposition of the common shares will not be treated as passive activity income and, therefore, taxable U.S. shareholders will not be able to apply any passive activity losses against such income. Dividends from us (to the extent they do not constitute a return of capital or capital gain dividends) and, on an elective basis, capital gain dividends and gain from the disposition of common shares generally will be treated as investment income for purposes of the investment income limitation.

Medicare Tax on Unearned Income. For taxable years beginning after December 31, 2012, certain taxable U.S. shareholders who are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their dividends on the common shares and net gains from the taxable disposition of their shares. Taxable U.S. shareholders that are individuals, estates or trusts should consult their tax advisors regarding the applicability of the Medicare tax to any of their income or gains in respect of the common shares.

Current Tax Rates. The maximum tax rate on the long-term capital gains of domestic non-corporate taxpayers is 20% for taxable years beginning after December 31, 2012. The maximum tax rate on “qualified dividend income” is the same as the capital gains rate, and is substantially lower than the maximum rate on ordinary income. Because, as a REIT, we are not generally subject to tax on the portion of our REIT taxable income or capital gains distributed to our shareholders, our distributions are not generally eligible for the tax rate on qualified dividend income. As a result, our ordinary REIT distributions are taxed at the higher tax rates applicable to ordinary income. However, with respect to non-corporate taxpayers, the maximum 20% rate does generally apply to:

•	a shareholder’s long-term capital gain, if any, recognized on the disposition of our shares;

•	distributions we designate as long-term capital gain dividends (except to the extent attributable to real estate depreciation, in which case the 25% tax rate applies);

•	distributions attributable to dividends we receive from non-REIT corporations (including our taxable REIT subsidiaries); and

•	distributions to the extent attributable to income upon which we have paid corporate tax (for example, the tax we would pay if we distributed less than all of our taxable REIT income).

In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold our shares for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our shares become ex-dividend.

Information Reporting and Backup Withholding. Taxable U.S. shareholders that are “exempt recipients” (such as corporations) generally will not be subject to U.S. backup withholding and related information reporting on payments of dividends on, and the proceeds from the disposition of, the common shares unless, when required, they fail to demonstrate their status as exempt recipients. In general, we will report to our other shareholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding (currently at the rate of 28%) with respect to dividends unless such holder (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us. Backup withholding is not an additional tax and may be credited against a shareholder’s regular U.S. federal income tax liability or refunded by the IRS provided that the shareholder provides the required information to the IRS in a timely manner.

Taxation of Tax-Exempt U.S. Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities (“exempt organizations”), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). While many investments in real estate generate UBTI, the IRS has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to exempt organizations generally should not constitute UBTI. However, if an exempt organization were to finance its acquisition of shares with debt, a portion of the income that they receive from us would constitute UBTI pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Code Section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our shares is required to treat a percentage of the dividends that it receives from us as UBTI (the “UBTI Percentage”). The UBTI Percentage is equal to the gross income we derive from an unrelated trade or business (determined as if we were a pension trust) divided by our total gross income for the year in which we pay the dividends. The UBTI rule applies to a pension trust holding more than 10% of our shares only if:

•	the UBTI Percentage is at least 5%;

•

we qualify as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust; and

•

we are a “pension-held REIT” (i.e., either (1) one pension trust owns more than 25% of the value of our shares or (2) a group of pension trusts individually holding more than 10% of the value of our shares collectively owns more than 50% of the value of our shares).

Tax-exempt entities will be subject to the rules described above, under the heading “— Taxation of Taxable U.S. Shareholders” concerning the inclusion of our designated undistributed net capital gains in the income of our shareholders. Thus, such entities will, after satisfying filing requirements, be allowed a credit or refund of the tax deemed paid by such entities in respect of such includible gains.

Taxation of Non-U.S. Shareholders

The rules governing U.S. federal income taxation of non-U.S. shareholders (defined below) are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their tax advisors to determine the impact of the U.S. federal, state, and local income tax laws on ownership of common shares, including any reporting requirements. As used herein, the term “non-U.S. shareholder” means any taxable beneficial owner of our shares (other than a partnership or entity that is treated as a partnership for U.S. federal income tax purposes) that is not a taxable U.S. shareholder or exempt organization.

Ordinary Dividends. A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of “U.S. real property interests” (as defined below) and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. Under some treaties, however, rates below 30% that are applicable to ordinary income dividends from U.S. corporations may not apply to ordinary income dividends from a REIT or may apply only if the REIT meets certain additional conditions. However, if a distribution is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment maintained by the non-U.S. shareholder), the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as taxable U.S. shareholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a non-U.S. shareholder that is a non-U.S. corporation unless the tax is reduced or eliminated by an applicable income tax treaty). We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless (i) a lower treaty rate applies and the non-U.S. shareholder timely provides an IRS Form W-8BEN to us evidencing eligibility for that reduced rate, or (ii) the non-U.S. shareholder timely provides an IRS Form W-8ECI to us claiming that the distribution is effectively connected income.

Return of Capital. A non-U.S. shareholder will not incur tax on a distribution to the extent it exceeds our current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of its common shares. Instead, such distribution in excess of earnings and profits will reduce the adjusted basis of such shares. A non-U.S. shareholder will be subject to tax to the extent a distribution exceeds both our current and accumulated earnings and profits and the adjusted basis of its common shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its shares, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution just as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

If we are treated as a “United States real property holding corporation,” we will be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent we do not do so, we may withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

Capital Gain Dividends. Provided that a particular class of our shares is “regularly traded” on an established securities market in the United States, and the non-U.S. shareholder does not own more than 5% of the shares of such class at any time during the one-year period preceding the distribution, then amounts distributed with respect to those shares that are designated as capital gains from our sale or exchange of U.S. real property interests (defined below) are treated as ordinary dividends taxable as described above under “— Ordinary Dividends.”

If the foregoing exception does not apply, for example, because the non-U.S. shareholder owns more than 5% of the relevant class of our shares, or because our shares are not regularly traded on an established securities market, the non-U.S. shareholder will incur tax on distributions that are attributable to gain from our sale or exchange of U.S. real property interests under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). The term “U.S. real property interests” includes certain interests in real property and stock in corporations at least 50% of whose assets consists of interests in real property, but excludes mortgage loans and mortgage-backed securities. Under FIRPTA, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gain rates applicable to taxable U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual). A corporate non-U.S. shareholder may also be subject to the 30% branch profits tax unless the tax is reduced or eliminated by an applicable income tax treaty. We must withhold 35% of any distribution that we could designate as a capital gain dividend. However, if we make a distribution and later designate it as a capital gain dividend, then (although such distribution may be taxable to a non-U.S. shareholder) it is not subject to withholding under FIRPTA. Instead, we must make-up the 35% FIRPTA withholding from distributions made after the designation, until the amount of distributions withheld at 35% equals the amount of the distribution designated as a capital gain dividend. A non-U.S. shareholder may receive a credit against its FIRPTA tax liability for the amount we withhold.

Distributions to a non-U.S. shareholder that we designate at the time of distribution as capital gain dividends which are not attributable to or treated as attributable to our disposition of a U.S. real property interest generally will not be subject to U.S. federal income taxation, except as described below under “— Sale of Shares.”

Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts we designate as retained capital gains in respect of our shares held by shareholders generally should be treated with respect to non-U.S. shareholders in the same manner as actual distributions by us of capital gain dividends. Under this approach, a non-U.S. shareholder would be able to offset as a credit against its U.S. federal income tax liability resulting from its proportionate share of the tax paid by us on such retained capital gains, and to receive from the IRS a refund to the extent of the non-U.S. shareholder’s proportionate share of such tax paid by us exceeds its actual U.S. federal income tax liability, provided that the non-U.S. shareholder furnishes required information to the IRS on a timely basis. If we were to designate any portion of our net capital gain as retained net capital gain, a non-U.S. shareholder should consult its tax advisor regarding the taxation of such retained net capital gain.

Sale of Shares. A non-U.S. shareholder generally will not incur tax under FIRPTA on gain from the sale of its common shares as long as we are a “domestically controlled REIT.” A “domestically controlled” REIT is a REIT in which at all times during a specified testing period non-U.S. persons held, directly or indirectly, less than 50% in value of our shares. We anticipate that we will continue to be a domestically controlled REIT, but there is no assurance that we will continue to be so. However, even if we are not, or cease to be, a domestically controlled REIT, a non-U.S. shareholder that owns, actually or constructively, 5% or less of a class of our outstanding shares at all times during a specified testing period will not incur tax under FIRPTA on a sale of such shares if such class of shares are “regularly traded” on an established securities market. If neither of these exceptions were to apply, the gain on the sale of the common shares would be taxed under FIRPTA, in which case a non-U.S. shareholder would be required to file a U.S. federal income tax return and would be taxed in generally the same manner as taxable U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and if the shares sold were not regularly traded on an established securities market or we were not a domestically-controlled REIT, the purchaser of the shares may be required to withhold and remit to the IRS 10% of the purchase price.

A non-U.S. shareholder will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the non-U.S. shareholder), in which case the non-U.S. shareholder will be subject to the same treatment as taxable U.S. shareholders with respect to such gain, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year, in which case the non-U.S. shareholder will incur a 30% tax on his capital gains. Capital gains dividends not subject to FIRPTA will be subject to similar rules. A non-U.S. shareholder that is treated as a corporation for U.S. federal income tax purposes and has effectively connected income (as described in the first point above) may also, under certain circumstances, be subject to an additional branch profits tax, which is generally imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty.

Wash Sales. In general, special wash sale rules apply if a shareholder owning more than 5% of the common shares avoids a taxable distribution of gain recognized from the sale or exchange of U.S. real property interests by selling our shares before the ex-dividend date of the distribution and then, within a designated period, enters into an option or contract to acquire shares of the same or a substantially identical class of our shares. If a wash sale occurs, then the seller/repurchaser will be treated as having gain recognized from the sale or exchange of U.S. real property interests in the same amount as if the avoided distribution had actually been received. Non-U.S. shareholders should consult their own tax advisors on the special wash sale rules that apply to non-U.S. shareholders.

Information Reporting and Backup Withholding. We must report annually to the IRS and to each non-U.S. shareholder the amount of distributions paid to such holder and the tax withheld with respect to such distributions, regardless of whether withholding was required. Copies of the information returns reporting such distributions and withholding may also be made available to the tax authorities in the country in which the non-U.S. shareholder resides under the provisions of an applicable income tax treaty.

Backup withholding (currently at the rate of 28%) and additional information reporting will generally not apply to distributions to a non-U.S. shareholder provided that the non-U.S. shareholder certifies under penalty of perjury that the shareholder is a non-U.S. shareholder, or otherwise establishes an exemption. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of common shares effected at a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of common shares by a foreign office of a broker that:

•	is a U.S. person;

•	derives 50% or more of its gross income for a specified three-year period from the conduct of a trade or business in the U.S.;

•	is a “controlled foreign corporation” (generally, a foreign corporation controlled by stockholders that are United States persons) for U.S. tax purposes; or

•

that is a foreign partnership, if at any time during its tax year more than 50% of its income or capital interests are held by U.S. persons or if it is engaged in the conduct of a trade or business in the U.S., unless the broker has documentary evidence in its records that the holder or beneficial owner is a non-U.S. shareholder and certain other conditions are met, or the shareholder otherwise establishes an exemption. Payment of the proceeds of a sale of common shares effected at a U.S. office of a broker is subject to both backup withholding and information reporting unless the shareholder certifies under penalty of perjury that the shareholder is a non-U.S. shareholder, or otherwise establishes an exemption. Backup withholding is not an additional tax, and may be credited against a non-U.S. shareholder’s U.S. federal income tax liability or refunded to the extent excess amounts are withheld, provided that the required information is timely supplied to the IRS.

Reporting and Withholding on Foreign Financial Accounts. For taxable years beginning after December 31, 2013, certain foreign financial institutions and non-financial foreign entities will be subject to a 30% U.S. federal withholding tax on dividends on the common shares unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government (unless alternative procedures apply pursuant to an applicable intergovernmental agreement between the United States and the relevant foreign government) to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) and to withhold on certain payments, and (ii) in the case of a non-financial foreign entity, such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. In addition, if such disclosure requirements are not satisfied, withholding at a 30% rate on gross proceeds from the sale or other disposition of the common shares by such foreign financial institutions and non-financial foreign entities will generally begin after December 31, 2016. Under certain circumstances, a non-U.S. shareholder might be eligible for refunds or credits of such taxes. Prospective participants in the plan should consult their tax advisors regarding the possible implications of these withholding provisions on the acquisition, ownership and disposition of the common shares. We will not pay any additional amounts in respect of any amounts withheld.

Tax Aspects of Our Investments in the Partnership and Subsidiary Partnerships

The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in the Partnership and its subsidiaries. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships. We are entitled to include in our income our distributive share of the Partnership’s income and to deduct our distributive share of the Partnership’s losses only if the Partnership is classified for federal income tax purposes as a partnership rather than as a corporation or association taxable as a corporation. An organization will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it (1) is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification (the “check-the-box regulations”) and (2) is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. We believe that the Partnership and its subsidiaries are classified as partnerships for federal income tax purposes.

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or the substantial equivalent thereof). While the units will not be traded on an established securities market, they could possibly be deemed to be traded on a secondary market or its equivalent due to the redemption rights enabling the limited partners to dispose of their units. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including (as may be relevant here) real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% Passive Income Exception”).

Treasury has issued regulations (the “PTP Regulations”) that provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the “Private Placement Exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act, and (ii) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (i.e., a partnership, grantor trust, or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (i) substantially all of the value of the owner’s interest in the flow-through entity is attributable to the flow-through entity’s interest (direct or indirect) in the partnership and (ii) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100-partner limitation.

We believe that the Partnership qualified for the Private Placement Exclusion since inception and intends to continue to qualify for the Private Placement Exclusion unless it qualifies for another exception. It is possible that in the future the Partnership might not qualify for the Private Placement Exclusion.

If the Partnership is considered a publicly traded partnership under the PTP Regulations because it is deemed to have more than 100 partners, the Partnership would need to qualify under another safe harbor in the PTP Regulations or for the 90% Passive Income Exception. We believe that the Partnership will qualify for another safe harbor in the PTP Regulations or for the 90% Passive Income Exception. It is possible that in the future the Partnership might not qualify for one of these exceptions.

If, however, for any reason the Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we would not be able to qualify as a REIT. See “—Requirements for REIT Qualification—Income Tests” and “—Requirements for REIT Qualification—Asset Tests.” In addition, any change in the Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “—Requirements for REIT Qualification—Distribution Requirements.” Further, items of income and deduction of the Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, the Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Partners, Not the Partnership, Subject to Tax. The partners of the Partnership are subject to taxation. The Partnership itself is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of the Partnership’s income, gains, losses, deductions and credits for any taxable year of the Partnership ending during our taxable year, without regard to whether we have received or will receive any distribution from the Partnership.

Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Partnership’s allocations of taxable income, gain and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury regulations promulgated thereunder.

Tax Allocations With Respect to Contributed Properties. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “Book-Tax Difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Partnership was formed by way of contributions of appreciated property and has received contributions of appreciated property since our formation. Consequently, the Partnership’s partnership agreement requires such allocations to be made in a manner consistent with Section 704(c) of the Code.

In general, the partners who contribute property to the Partnership will be allocated depreciation deductions for tax purposes which are lower than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets (including our properties) which have a Book-Tax Difference, all income attributable to such Book-Tax Difference (to the extent not previously taken into account) will generally be allocated to the contributing partners, including us, and other partners will generally be allocated only their share of capital gains attributable to appreciation, if any, occurring after such contribution. This will tend to eliminate the Book-Tax Difference over the life of the Partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands the Partnership will cause us to be allocated lower depreciation and other deductions, and possibly an amount of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to us as a result of such sale.

A Book-Tax Difference may also arise as a result of the revaluation of property owned by the Partnership in connection with certain types of transactions, including in connection with certain non-pro rata contributions or distributions of assets by the Partnership in exchange for interests in the Partnership. In the event of such a revaluation, the partners (including us) who were partners in the Partnership immediately prior to the revaluation will be required to take any Book-Tax Difference created as a result of such revaluation into account in substantially the same manner as under the Section 704(c) rules discussed above. This would result in us being allocated income, gain, loss and deduction for tax purposes in amounts different than the economic or book income allocated to us by the Partnership.

The application of Section 704(c) to the Partnership may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See “—Requirements for REIT Qualification—Distribution Requirements.” The foregoing principles also apply in determining our earnings and profits for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had we purchased the contributed or revalued assets at their agreed values.

Treasury has issued regulations requiring partnerships to use a “reasonable method” for allocating items affected by Section 704(c) of the Code and outlining several reasonable allocation methods. The general partner of the Partnership has the discretion to determine which of the methods of accounting for Book-Tax Differences (specifically approved in the Treasury regulations) will be elected with respect to any properties contributed to or revalued by the Partnership. The Partnership generally has elected to use the “traditional method with ceiling rule” for allocating Code Section 704(c) items with respect to the properties that it acquires in exchange for units. The use of this method may result in us being allocated less depreciation, and therefore more taxable income in a given year than would be the case if a different method for eliminating the Book-Tax Difference were chosen. If this occurred, a larger portion of stockholder distributions would be taxable income as opposed to the return of capital that might arise if another method were used. We have not determined which method of accounting for Book-Tax Differences will be elected for properties contributed to or revalued by the Partnership in the future.

Basis in Partnership Interest. Our adjusted tax basis in our partnership interest in the Partnership generally is equal to:

•	the amount of cash and the basis of any other property contributed by us to the Partnership;

•	increased by

•	our allocable share of the Partnership’s income, and

•	our allocable share of debt of the Partnership; and

•	reduced, but not below zero, by

•	our allocable share of the Partnership’s loss,

•	the amount of cash and the basis of any property distributed to us, and

•	constructive distributions resulting from a reduction in our share of debt of the Partnership.

If the allocation of our distributive share of the Partnership’s loss would reduce the adjusted tax basis of our partnership interest in the Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that the Partnership’s distributions, or any decrease in our share of the debt of the Partnership (such decrease being considered a constructive cash distribution to the partners), would reduce our adjusted tax basis below zero, such distributions (including such constructive distributions) would constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as capital gain, and, if our interest in the Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gain.

Sale of the Partnership’s Property. Generally, any gain realized by the Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized by the Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership under Section 704(c) of the Code to the extent of their “built-in gain” on those properties for federal income tax purposes. The partners’ “built-in gain” on the contributed properties sold will equal the excess of the partners’ proportionate share of the book value of those properties over the partners’ tax basis allocable to those properties at the time of the contribution. Any remaining gain recognized by the Partnership on the disposition of the contributed properties, and any gain recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

Our share of any gain realized by the Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “—Requirements for REIT Qualification—Income Tests.” We, however, do not presently intend to allow the Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or the Partnership’s trade or business.

Other Tax Considerations

State and Local Taxes. We and/or you may be subject to state and local tax in various states and localities, including those states and localities in which we or you transact business, own property or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your tax advisors regarding the effect of state and local tax laws upon an investment in our securities.

PLAN OF DISTRIBUTION

The shares of common stock acquired under the plan will be sold directly by us through the plan. We may sell our shares of common stock to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. These shares may be resold in market transactions (including coverage of short positions) on any national security exchange or automated quotation system on which our common stock trades or is quoted, or in privately negotiated transactions. Our common stock is currently listed on the NYSE. The difference between the price owners who may be deemed to be underwriters pay us for shares acquired under the plan, after deduction of the applicable discount from the market price, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by these owners in connection with such transactions.

Subject to the availability of shares of common stock registered for issuance under the plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends or investment of partnership distributions. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the market price acquired through the reinvestment of dividends and investment of partnership distributions under the plan.

Except with respect to sales of common stock held under the plan, we will pay any and all brokerage commissions and related expenses incurred in connection with purchases of common stock under the plan. Upon your withdrawal from the plan by the sale of shares of common stock held under the plan, you will receive the proceeds of such sale less a fee of $2.50 per transaction paid to the plan administrator (if such resale is made by the plan administrator at your request), a related brokerage commission of approximately $.14 per share and any applicable transfer taxes.

Shares of common stock may not be available under the plan in all states. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any shares of common stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

EXPERTS

The consolidated financial statements of Saul Centers, Inc., appearing in Saul Centers, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2012 (including the schedule appearing therein), and the effectiveness of Saul Centers, Inc.’s internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters will be passed upon for the Company by Pillsbury Winthrop Shaw Pittman LLP, a limited liability partnership including professional corporations.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms at:

Public Reference Section

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

The SEC allows us to “incorporate by reference” the information we file with them, which means we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is an important part of our prospectus, and all information that we will later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (Exchange Act File No. 000-23733) from the date of the initial registration statement and prior to the effectiveness of this registration statement, and any filings made from the date of this prospectus until we sell all of the securities under this prospectus as supplemented. Notwithstanding the foregoing, we do not incorporate any document or portion of a document that is “furnished” to the SEC.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 13, 2013, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on March 19, 2013.

•	Current Report on Form 8-K filed with the SEC on January 29, 2013.

•	Current Report on Form 8-K filed with the SEC on February 1, 2013.

•	Current Report on Form 8-K filed with the SEC on February 12, 2013.

•	Current Report on Form 8-K filed with the SEC on February 14, 2013.

•

The description of our common stock contained in our Registration Statement on Form S-11 (File No. 33-4562) filed pursuant to the Securities Act of 1933, as amended, as incorporated by reference in our Registration Statement on Form 8-A filed pursuant to the Exchange Act, including any amendments or reports filed to update the description.

Copies of these filings are available at no cost on our website, www.SaulCenters.com. Amendments to these filings will be posted to our website as soon as reasonably practical after filing with the SEC. In addition, you may request a copy of these filings and any amendments thereto at no cost, by writing or telephoning us. Those copies will not include exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents or unless you specifically request them. You may also request copies of any exhibits to the registration statement. Please direct your request to:

Saul Centers, Inc.

7501 Wisconsin Avenue

Suite 1500

Bethesda, Maryland 20814

Attention:             Scott V. Schneider

          (301) 986-6200

Our prospectus does not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in our prospectus about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. Please refer to the actual exhibit for a more complete description of the matters involved. You may get copies of the exhibits by contacting the person named above.

You should rely only on the information in our prospectus and the documents that are incorporated by reference. We have not authorized anyone else to provide you with different information. We are not offering these securities in any state where the offer is prohibited by law. You should not assume that the information in this prospectus or any incorporated document is accurate as of any date other than the date of the document.

Saul Centers, Inc.

7501 Wisconsin Avenue, Suite 1500

Bethesda, Maryland 20814-6522

(301) 986-6200

DIVIDEND REINVESTMENT AND

STOCK PURCHASE PLAN

AUTHORIZATION FORM

STEP # 1: If you wish to enroll your stock dividend, partnership distribution, or both in the plan, you must check one or both of the boxes below and then proceed to Steps 2 and 3, as appropriate. By checking one or both boxes, you also consent to the authorization statement in the paragraph below. If you do not wish to enroll any dividends or distributions in the plan, do not check either box and discard this authorization form.

☐ Common stock holders: I hereby enroll in the plan the dividends on my shares of common stock as designated below in Step # 2.

☐ Partnership interest holders: I hereby enroll in the plan the cash distributions on my partnership interest as designated below in Step # 3.

STEP # 2: If you have elected to enroll your common stock, please select one of the following boxes:

☐ Full Dividend Reinvestment. I authorize the automatic investment of all the cash dividends on all the shares of common stock registered in my name to purchase common stock.

☐ Partial Dividend Reinvestment. I authorize the automatic investment of all the cash dividends on the following shares of common stock registered in my name to purchase common stock: Please type or print legibly the common stock identification number(s) found on the upper left hand corner of your stock certificate for the shares you wish to enroll in the plan. Note: the plan requires participating shareholders to reinvest a minimum of 10% of their dividend each scheduled disbursement date.

If you are a holder of common stock and you return a properly executed authorization form without electing an investment option, you will be enrolled as having selected the “Full Dividend Reinvestment” option.

www.SaulCenters.com

STEP #3: If you have elected to enroll your partnership interest, please select one of the following boxes:

☐ Full Distribution Investment. I authorize the automatic investment of all the cash distributions on the partnership interest registered in my name to purchase common stock.

☐ Partial Distribution Investment. I authorize the automatic investment             % (subject to a 10% minimum) of the cash distributions on the partnership interest registered in my name to purchase common stock.

If you are a limited partner and you return a properly executed authorization form without electing an investment option, you will be enrolled as having selected the “Full Distribution Reinvestment” option.

I hereby appoint Continental Stock Transfer & Trust Company as my agent in connection with the reinvestment of future dividends and/or partnership distributions paid on the common stock of the Company and/or partnership interests of the Partnership in full shares and fractional interests in shares of the Company’s common stock, as set forth below, all in accordance with the terms of the Saul Centers, Inc. Dividend Reinvestment and Stock Purchase Plan, receipt of which is hereby acknowledged. Capitalized terms not otherwise defined in this form shall have the same meaning as in the plan.

I understand that participation is subject to the terms and conditions of the Company, all in accordance with the plan as set forth in the prospectus relating thereto and that enrollment may be discontinued at any time by written notice to the plan administrator at the address shown below.

I further understand that the purchases authorized above will be made under the terms and conditions of the plan and that I may revoke this authorization at any time by notifying Continental Stock Transfer & Trust Company, in writing, of my desire to terminate my participation.

I certify under penalties of perjury that (i) the social security number or tax identification number shown below is correct and (ii) I am not subject to backup withholding because the Internal Revenue Service (a) has not notified me that I am, as a result of failure to report all interest or dividends or (b) has notified me that I am no longer subject to backup withholding. The certifications in this paragraph are required of all non-exempt persons to prevent backup withholding of 28% of all taxable distributions under federal income tax law. Check here if you are subject to backup withholding ☐.

RETURN THIS FORM ONLY IF YOU

WISH TO PARTICIPATE IN THE PLAN

Please Print Name(s) as Shown on Stock Certificate or on Exhibit A to the Agreement of Limited Partnership of Saul Holdings Limited Partnership	Signature (s)

Address	Signature (s)

City State Zip	Date	Social Security or

Saul Centers, Inc.

7501 Wisconsin Avenue, Suite 1500

Bethesda, Maryland 20814-6522

(301) 986-6200

Tax Identification Number

Daytime Telephone Number

RETURN THIS FORM TO:

Continental Stock Transfer & Trust Company

Attention:     Saul Centers, Inc. Dividend Reinvestment and Stock

                     Purchase Plan

17 Battery Place

New York, NY 10004

Phone: (800) 509-5586

www.SaulCenters.com

Dividend Reinvestment and Stock Purchase Plan

Saul Centers, Inc.

2,000,000 Shares

Common Stock

PROSPECTUS

March 19, 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table itemizes the expenses incurred, or to be incurred, by the Registrant in connection with the registration and issuance of the securities being registered hereunder. As indicated below, all amounts shown are estimates except for the SEC registration fee.

Registration Fee — SEC	$11,624
Printing and Engraving Expenses	10,000	*
Accounting Fees and Expenses	25,000	*
Legal Fees and Expenses	25,000	*
Plan Administrator Fees	15,000
Blue Sky Fees and Expenses	0	*
Miscellaneous (including listing fees)	25,000	*

Total	$111,624

*	Estimate

Item 15. Indemnification of Directors and Officers

Our articles and bylaws require us to indemnify to the fullest extent permitted by and under the applicable provisions of Maryland General Corporation Law any person who is or was, or who agrees to become, one of our directors or officers or, while one of our directors, is or was serving or agrees to serve, as a director, officer, partner, joint venturer, employee or trustee of another entity, who, by reason of his or her status or service as such was, or is threatened to be made a party, or otherwise involved in any proceeding. The indemnification extends to all losses suffered and all expenses actually and reasonably incurred in connection with any proceeding. The Maryland General Corporation Law provides that we may indemnify directors and officers unless (i) the director actually received an improper benefit or profit in money, property or services; (ii) the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or (iii) in a criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

Our articles of incorporation and bylaws require, as a condition to advancing expenses, (i) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by us and (ii) a written affirmation to repay the amount paid by us if it is determined that the director or officer was not entitled to indemnification.

Our officers and directors are also indemnified pursuant to the Partnership’s partnership agreement. We have also purchased an insurance policy which purports to insure our officers and directors against certain liabilities incurred by them in the discharge of their functions as such officers and directors, except for liabilities resulting from their own malfeasance.

Item 16. Exhibits

Number	Description

4.1	First Amended and Restated Articles of Incorporation of Saul Centers, Inc. filed with the Maryland Department of Assessments and Taxation on August 23, 1994 and filed as Exhibit 3.(a) of the 1993 Annual Report of the Company on Form 10-K are hereby incorporated by reference. Articles of Amendment to the First Amended and Restated Articles of Incorporation of Saul Centers, Inc., filed with the Maryland Department of Assessments and Taxation on May 28, 2004 and filed as Exhibit 3.(a) of the June 30, 2004 Quarterly Report of the Company is hereby incorporated by reference. Articles of Amendment to the First Amended and Restated Articles of Incorporation of Saul Centers, Inc., filed with the Maryland Department of Assessments and Taxation on May 26, 2006 and filed as Exhibit 3.(a) of the Company’s Current Report on Form 8-K filed May 30, 2006 is hereby incorporated by reference.

4.2	Amended and Restated Bylaws of Saul Centers, Inc. as in effect at and after August 24, 1993 and as of August 26, 1993 (incorporated herein by reference to Exhibit 3.(b) of the Company’s Annual Report on Form 10-K for the year ended December 31, 1993). Amendment No. 1 to Amended and Restated Bylaws of Saul Centers, Inc. adopted November 29, 2007 and filed as Exhibit 3(b) of the Company’s Current Report on Form 8-K filed December 3, 2007 is hereby incorporated by reference.

4.3	First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership (incorporated herein by reference to Exhibit No. 10.1 to Registration Statement No. 33-64562). The First Amendment to the First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership, the Second Amendment to the First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership, and the Third Amendment to the First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership (incorporated herein by reference to Exhibit 10.(a) of the 1995 Annual Report of the Company on Form 10-K). The Fourth Amendment to the First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership (incorporated herein by reference to Exhibit 10.(a) of the March 31, 1997 Quarterly Report of the Company). The Fifth Amendment to the First Amended and Restated Articles of Limited Partnership (incorporated herein by reference to Exhibit No. 4.(c) to Registration Statement No. 333-41436). The Sixth Amendment to the First Amended and Restated Articles of Limited Partnership (incorporated herein by reference to Exhibit 10.(a) of the September 30, 2003 Quarterly Report of the Company). The Seventh Amendment to the First Amended and Restated Articles of Limited Partnership (incorporated herein by reference to Exhibit 10.(a) of the 2003 Annual Report of the Company on Form 10-K). The Eighth Amendment to the First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership filed as Exhibit 10.(a) of the December 31, 2007 Annual Report of the Company on Form 10-K is hereby incorporated by reference. The Ninth Amendment to the First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership filed as Exhibit 10.(a) of the March 31, 2008 Quarterly Report of the Company on Form 10-Q is hereby incorporated by reference. The Tenth Amendment to the First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership filed as Exhibit 10.(a) of the March 31, 2008 Quarterly Report of the Company on Form 10-Q is hereby incorporated by reference. The Eleventh Amendment to the First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership filed as Exhibit 10.(a) of the September 30, 2011 Quarterly Report of the Company on Form 10-Q is hereby incorporated by reference. The Twelfth Amendment to the First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership filed as Exhibit 10.1 of the Current Report of the Company on Form 8-K dated February 12, 2013 is hereby incorporated by reference.

4.4	Articles Supplementary to First Amended and Restated Articles of Incorporation of Saul Centers, Inc. (incorporated herein by reference to Exhibit 2 to the Company’s Registration Statement on Form 8-A dated October 31, 2003).

Number		Description

4.5		Articles Supplementary to First Amended and Restated Articles of Incorporation of the Company, as amended, dated March 26, 2008, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed March 27, 2008, is hereby incorporated by reference.

4.6		Articles Supplementary to First Amended and Restated Articles of Incorporation of the Company, dated February 6, 2013, filed as Exhibit 3.2 to the Company’s Registration Statement on Form 8-A, filed February 7, 2013, is hereby incorporated by reference.

5.1	*	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding the validity of the Securities being registered

8.1	*	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding certain federal income tax matters

23.1	*	Consent of Pillsbury Winthrop Shaw Pittman LLP (included as part of Exhibits 5.1 and 8.1)

23.2	*	Consent of Ernst & Young LLP

24.1	*	Power of Attorney (included on signature page)

* Included with this filing.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any acts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in the form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the respective registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Montgomery, State of Maryland, on March 19, 2013.

SAUL CENTERS, INC.

By:	/s/ B. Francis Saul II
B. Francis Saul II
Chairman of the Board and Chief
Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Scott V. Schneider and B. Francis Saul III as his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the securities under the Securities Act of 1934, as amended, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated.

SIGNATURE	TITLE	DATE

/s/ B. Francis Saul II	Chairman of the Board and Chief Executive Officer	March 19, 2013
B. Francis Saul II	(principal executive officer)

/s/ Philip D. Caraci	Vice Chairman	March 19, 2013
Philip D. Caraci

/s/ Thomas H. McCormick	President, Chief Operating Officer and Director	March 19, 2013
Thomas H. McCormick

/s/ Scott V. Schneider	Senior Vice President, Chief Financial Officer,	March 19, 2013
Scott V. Schneider	Treasurer and Secretary (principal financial officer)

/s/ Joel A. Friedman	Senior Vice President and Chief Accounting	March 19, 2013
Joel A. Friedman	Officer (principal accounting officer)

/s/ John E. Chapoton	Director	March 19, 2013
John E. Chapoton

/s/ George P. Clancy, Jr	Director	March 19, 2013
George P. Clancy, Jr

/s/ Gilbert M. Grosvenor	Director	March 19, 2013
Gilbert M. Grosvenor

/s/ Philip C. Jackson, Jr.	Director	March 19, 2013
Philip C. Jackson, Jr.

/s/ General Paul X. Kelley USMC (Ret.)	Director	March 19, 2013
General Paul X. Kelley USMC (Ret.)

/s/ Charles R. Longsworth	Director	March 19, 2013
Charles R. Longsworth

/s/ Patrick F. Noonan	Director	March 19, 2013
Patrick F. Noonan

/s/ H. Gregory Platts	Director	March 19, 2013
H. Gregory Platts

/s/ Mark Sullivan III	Director	March 19, 2013
Mark Sullivan III

/s/ James W. Symington	Director	March 19, 2013
James W. Symington

/s/ John R. Whitmore	Director	March 19, 2013
John R. Whitmore